UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2015

ZAIS Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35848	46-1314400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Bridge Avenue, Suite 322

Red Bank, New Jersey 07701

(Address of Principal executive offices, including Zip Code)

(732) 530-3610

(Registrant’s telephone number, including area code)

HF2 Financial Management Inc.

999 18th Street, Suite 3000, Denver, Colorado 80202

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On March 17, 2015 (the “Closing Date”), the registrant consummated the previously announced business combination (the “Business Combination”) between the registrant and ZAIS Group Parent, LLC (“ZGP”) pursuant to the Investment Agreement, dated as of September 16, 2014, as amended on October 31, 2014 and March 4, 2015 (the “Investment Agreement”), by and among the registrant, ZGP and the members of ZGP (the “Founder Members”), which provided for the contribution by the registrant of cash to ZGP in exchange for newly issued Class A Units of ZGP (“Class A Units”) and the transfer of all of the outstanding shares of Class B common stock, par value $0.000001, of the registrant (the “Class B Common Stock”) to the Founder Members on a pro rata basis, and the immediate contribution of the Class B Common Stock to a newly created irrevocable trust (the “Trust”) of which Mr. Christian Zugel, the founder, Chief Investment Officer and former Managing Member of ZGP, is the sole trustee (the “Trustee”).

In connection with the closing of the Business Combination, the registrant changed its name from HF2 Financial Management Inc. to ZAIS Group Holdings, Inc. (the “Company”).Unless the context otherwise requires, “we,” “us,” “our,” and “ZAIS” refer to the combined company and its subsidiaries, and “HF2” refers to the registrant prior to the closing of the Business Combination. References to "ZGP" are to pre- and post-Business Combination and thereafter.

Item 1.01. Entry into a Material Definitive Agreement.

Amended and Restated LLC Agreement

On March 17, 2015, the Company, ZGP and the Founder Members entered into an Amended and Restated Limited Liability Company Agreement of ZGP (the “LLC Agreement”). A description of the material terms of the LLC Agreement is included in HF2’s definitive proxy statement on Schedule 14A dated January 29, 2015 (as supplemented, the “Proxy Statement”) in the section entitled “Proposal No. 1—Approval of the Business Combination—Related Agreements—Second Amended and Restated Limited Liability Company Agreement” and is incorporated herein by reference. The description of the LLC Agreement does not purport to be complete and is qualified in its entirety by the text of the LLC Agreement, as amended. The LLC Agreement is included as Exhibit 10.1 to this Current Report on Form 8-K and the First Amendment to the LLC Agreement, entered into on March 20, 2015, is included as Exhibit 10.2, and both are incorporated herein by reference.

Exchange Agreement

On March 17, 2015, the Company, ZGP, the Founder Members and the Trustee entered into an Exchange Agreement (the “Exchange Agreement”). A description of the material terms of the Exchange Agreement is included in the Proxy Statement in the section entitled “Proposal No. 1—Approval of the Business Combination—Related Agreements—Exchange Agreement” and is incorporated herein by reference. The description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by the text of the Exchange Agreement, which is included as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Registration Rights Agreement

On March 17, 2015, the Company and the Founder Members entered into a Registration Rights Agreement (the “Registration Rights Agreement”). A description of the material terms of the Registration Rights Agreement is included in the Proxy Statement in the section entitled “Proposal No. 1—Approval of the Business Combination—Related Agreements—Registration Rights Agreement” and incorporated herein by reference. The description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the text of the Registration Rights Agreement, which is included as Exhibit 10.4 to this Current Report on Form 8-K and incorporated herein by reference.

1

Tax Receivable Agreement

On March 17, 2015, the Company and the Founder Members entered into a Tax Receivable Agreement (the “Tax Receivable Agreement”). A description of the material terms of the Tax Receivable Agreement is included in the Proxy Statement in the section entitled “Proposal No. 1—Approval of the Business Combination—Related Agreements—Tax Receivable Agreement” and incorporated herein by reference. The description of the Tax Receivable Agreement does not purport to be complete and is qualified in its entirety by the text of the Tax Receivable Agreement, which is included as Exhibit 10.5 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure set forth under “Introductory Note” above is incorporated in this Item 2.01 by reference. The material provisions of the Investment Agreement are described in the Proxy Statement in the section entitled “Proposal No. 1—Approval of the Business Combination—The Investment Agreement,” which is incorporated herein by reference and under Item 1.01 of our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 4, 2015 which is incorporated herein by reference. In the Business Combination, HF2 contributed approximately $78.2 million to ZGP in exchange for 13,870,917 Class A Units, and all of the Class B Common Stock was transferred from the HF2 Class B Trust to the Founder Members, on a pro rata basis, and immediately contributed by the Founder Members to the Trust. The Business Combination is structured as an “Up-C” transaction.

The Business Combination was approved by HF2’s stockholders at the Special Meeting in lieu of 2014 Annual Meeting of the Stockholders held on March 9, 2015 (the “Special Meeting”). There are 20,000,000 shares of HF2 Class B Common Stock, par value $0.000001 per share (the “Class B Common Stock”), issued and outstanding, and each share of Class B Common Stock is entitled to 10 votes. At the Special Meeting, 20,953,203 shares of HF2 Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) were voted in favor of the proposal to approve the Business Combination and 1,966,300 shares of Class A Common Stock were voted against that proposal. In addition, 182,841,687 votes of Class B Common Stock were voted in favor of the proposal to approve the Business Combination and 17,158,313 votes of Class B Common Stock were voted against that proposal. Pursuant to the Company’s amended and restated certificate of incorporation, shares of Class B Common Stock were voted in proportion to the vote of the shares of Class A Common Stock on the proposal to approve the Business Combination.

In connection with the closing, the Company redeemed a total of 9,741,193 shares of its Class A Common Stock pursuant to the terms of the Company’s amended and restated certificate of incorporation, resulting in a total payment to redeeming stockholders of approximately $102.3 million. In addition, HF2’s founders transferred 3,492,745 shares held by them to d.Quant Special Opportunities Fund, LP, an entity affiliated with Neil Ramsey in connection with the acquisition by Mr. Ramsey of shares of Class A Common Stock that were otherwise tendered for redemption.

As of the Closing Date, there were 13,870,917 shares of Class A Common Stock outstanding, of which the Founder Members owned approximately 3.5%, the HF2 founders owned approximately 11.3% and the pre-closing HF2 public stockholders owned approximately 10.1%.

Prior to the closing, HF2 was a shell company with no operations, formed as a vehicle to effect a business combination with one or more operating businesses. After the closing, the Company became a holding company whose assets primarily consist of interests in its majority-owned subsidiary, ZGP. The following information is provided about the business of the Company reflecting the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Company makes forward-looking statements in this Current Report on Form 8-K. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:

•	The benefits of the Business Combination;

•	the future financial performance of the Company following the Business Combination;

•	expansion plans and opportunities; and

2

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the ability to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably;
•	the outcome of any legal proceedings that may be instituted against us, ZGP or others following the consummation of the Business Combination;
•	the inability to meet the listing standards of and to continue to be listed on The NASDAQ Stock Market;
•	the risk that the Business Combination disrupts current plans and operations of us as a result of the announcement and consummation of the transactions described herein;
•	costs related to the Business Combination;
•	changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management;
•	the relative and absolute investment performance of advised or sponsored investment products;
•	the impact of future acquisitions or divestitures;
•	the impact, extent and timing of technological changes and the adequacy of intellectual property protection;
•	the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to us;
•	terrorist activities and international hostilities, which may adversely affect the general economy, financial and capital markets, specific industries, and us;
•	the ability to attract and retain highly talented professionals;
•	the impact of changes to tax legislation and, generally, our tax position; and
•	other risks and uncertainties set forth in the Proxy Statement in the section entitled “Risk Factors” beginning on page 33.

Business

Overview

The Company is the holder of a majority of the membership interests of ZGP, whose wholly owned subsidiary is ZAIS Group, LLC (“ZAIS Group”), an alternative asset management company with approximately $4.1 billion of assets-under-management (“AUM”) as of December 31, 2014, focused on specialized credit investments. As an asset manager, ZAIS Group uses its investment expertise to make investments on behalf of the entities that ZAIS Group manages (the “ZAIS Managed Entities”). The ZAIS Managed Entities include two hedge funds that are “open-end” funds, a publicly traded real estate investment trust and structured vehicles such as CLOs and CDOs. ZAIS Group also manages customized managed accounts for its larger institutional clients that are tailored to specified investment parameters and risk preferences. ZAIS Group’s objective is to achieve above average returns for its clients through investing in primarily corporate and mortgage-related fixed income instruments (including residential mortgage backed securities (“RMBS”), commercial mortgage backed securities (“CMBS”), CLOs and residential whole loans, including derivatives of these instruments. Since its inception in 1997, ZAIS Group has built long-term relationships with an international investor base, including public and private pension funds, endowments and foundations, insurance companies, family offices, fund of funds, sovereign wealth funds and investment advisors. ZAIS Group’s AUM is primarily comprised of (i) cash plus aggregate principal balance of investments with respect to certain non-mark-to-market structured vehicles; (ii) cash plus market value of investments with respect to certain structured vehicles; (iii) total assets for mark-to-market funds and separately managed accounts; and (iv) uncalled capital commitments, if any, for funds that are not in liquidation. AUM also includes assets in the warehouse phase for new structured credit vehicles and does not treat leverage and other operating liabilities as a reduction of AUM. ZAIS Group’s December 31, 2014 AUM uses values for: Epics I, Ltd. and Co-Epics I, Ltd. as of December 22, 2014, Euro Epics and Galleria CDO V, Ltd. as of December 10, 2014, ZAIS Investment Grade Limited IX as of December 3, 2014, ZAIS CLO 1, Limited as of December 4, 2014, ZAIS CLO 2 Limited as of December 16, 2014 and ZAIS Financial Corp. as of September 30, 2014.

3

ZAIS Group’s approach to disciplined and opportunistic credit investing focuses on investing in cash flowing assets and structures that offer liquidity-complexity premiums. ZAIS Group defines the liquidity-complexity premium of a particular instrument as the increased loss-adjusted yield or return relative to a more liquid, less complex instrument of similar risk. ZAIS Group manages complexity with individual and institutional depth of experience and expertise, combined with proprietary analytics. Based in Red Bank, New Jersey, with offices in London and Shanghai, ZAIS Group employs over 120 professionals (subject to reduction upon the termination of business operation in Shanghai as set forth in Item 2.05) across its investment management, client relations, information technology, analytics, law, compliance, risk management and operations as of March 20, 2015. The investment team at ZAIS Group, which includes over 45 investment professionals as of March 20, 2015, is led by Christian Zugel, ZAIS Group’s founder, Chairman and Chief Investment Officer.

ZAIS Group has an established track record of investing through multiple market cycles and believes that its performance across these cycles and the credit spectrum in which it invests is largely attributable to several distinguishing elements of its platform:

•	Disciplined Investing: ZAIS Group’s disciplined approach to credit investing coupled with robust risk mitigation leads to attractive relative returns for its clients.

•	Broad Credit Expertise: ZAIS Group’s proficiency at evaluating every level of the capital structure, in both mortgage and corporate credit assets and related derivative securities, enables ZAIS Group to effectively assess relative value and deploy capital opportunistically in what ZAIS Group views as the most attractive investment opportunities.

•	Flexible Approach: ZAIS Group’s significant infrastructure and technical experience allow ZAIS Group to manage various types of investment vehicles, including separate accounts, commingled funds, permanent capital vehicles and structured credit products, depending on the characteristics of the investment opportunity.

•	Proprietary Analytics: ZAIS Group’s proprietary analytics and technology platform provide significant capability in evaluating, structuring, and executing investments.

•	Experienced and Committed Team: ZAIS Group attracts, develops and retains highly accomplished investment professionals who not only demonstrate deep and broad investment experience, but also display a strong commitment to ZAIS Group.

Company History

ZAIS Group management’s principal operating strategy throughout ZAIS Group’s 17-year history has been to seek to grow by expanding existing businesses and entering into attractive new businesses. Past performance is not a guarantee, prediction or indicator of future returns and no representation is made that any investor will or is likely to achieve results comparable to those discussed in this Current Report on Form 8-K or will make any profit or will be able to avoid incurring substantial losses. None of the information in this Current Report on Form 8-K constitutes an offer of or solicitation to buy or sell any of ZAIS Group’s products or services, nor is any such information a recommendation for any of ZAIS Group’s products or services. The following lists various new businesses and initiatives that ZAIS Group has implemented since its founding in 1997:

4

1997

•	ZAIS Group was formed.

1999

•	ZAIS Group issued the first CDO backed solely by mezzanine CDO tranches.

2000 – 2003

•	ZAIS Group launched a series of funds primarily focused on distressed CDO securities across the capital structure.

2002 – 2007

•	ZAIS Group launched a series of CDO offerings to buy cheap credit with term financing.

2003

•	ZAIS Group launched the first Synthetic Global CDO of ABS.

•	ZAIS Group launched a hedge fund focused primarily on structured credit employing long/short strategies.

2004

•	ZAIS Group took over a CDO of ABS.

2006 – 2007

•	ZAIS Group formed a series of funds focused on CLOs, CDO securities and RMBS assets and predominately subordinate and distressed credit.

•	ZAIS Group engaged in short RMBS trades through a series of funds.

•	ZAIS Group served as collateral manager for a CDO focused on non-agency RMBS assets.

2007 – 2008

•	ZAIS Group launched a series of funds and managed accounts that invested in distressed RMBS.

•	ZAIS Group formed a series of funds focused on CLO mezzanine and equity tranches.

2008

•	ZAIS Group launched a private equity style fund focused on residential mortgage loans.

2009

•	ZAIS Group took over a series of funds from the Lehman bankruptcy estate.

5

2012 – 2013

•	ZAIS Group was retained to manage several separately managed accounts to invest in distressed RMBS.

2013

•	ZAIS Financial Corp., a publicly traded real estate investment trust for which a subsidiary of ZAIS Group acts as the external manager (“ZFC REIT”), completed its IPO.

•	ZAIS Group launched a hedge fund investing in a combined rates/credit strategy.

2014

•	ZAIS Group closed two CLOs including the first CLO managed by ZAIS Group.

Competitive Strengths

With ZAIS Group’s attractive investment track record and established platform poised for continued growth with the availability of new funding to support capital-intensive businesses such as CLO management, ZAIS believes it is well-positioned to capitalize on market opportunities due to the following attributes:

Significant Experience.  ZAIS Group has been an active investor in specialized credit and other specialized credit products since 1997. Members of ZAIS Group’s senior team, including those employees on ZAIS Group’s Investment Committee and Management Advisory Committee, have, on average, more than 20 years of industry experience, covering investment management, fixed income trading, research, investment banking and financial services. ZAIS believes that its extensive track record and broad experience in managing credit investments through a variety of economic, credit and interest rate environments provides it with a competitive advantage over more recent entrants.

Distinguished Investment Track Record Across Multiple Market Cycles.  Since inception, ZAIS Group has designed investment portfolios to perform well across a range of macroeconomic scenarios or capitalize on specific market opportunities. The ZAIS Specialized Credit Composite (“ZAIS Composite” or “Composite”), presented below, includes 31 separately managed accounts, funds of one and commingled funds that vary in size and are managed for a broad range of specialized credit mandates. The ZAIS Composite is not a stock performance chart. Rather, it shows how one dollar invested in 2002 would have performed if it had been invested in the vehicles described above, which include accounts that are managed similarly to, and that hold similar targeted assets as, the mix of assets envisioned for recent broad specialized credit mandates, including a current mandate managed for an institutional client.

ZAIS Specialized Credit Composite(1)

Growth of a Dollar

6

ANNUALIZED TOTAL RETURNS				ANNUAL TOTAL RETURNS
	ZAIS Specialized	JP Morgan				ZAIS Specialized	JP Morgan
	Credit	Domestic High				Credit	Domestic High
	Composite	Yield Index	+/-			Composite	Yield Index	+/-
1 - Year	6.96%	2.17%	4.79%	2014	(3)	6.96%	2.17%	4.79%
3 - Year	14.15%	8.46%	5.69%	2013		9.79%	8.24%	1.55%
5 - Year	17.58%	9.38%	8.20%	2012		26.72%	15.39%	11.33%
7 - Year	5.36%	8.92%	-3.56%	2011		10.50%	6.96%	3.54%
Since Inception(2)	14.32%	9.08%	5.24%	2010		36.70%	14.73%	21.97%

(1)	The ZAIS Composite includes 31 separately managed accounts, funds of one and commingled funds that are managed for a broad range of specialized credit mandates, varying in size. The ZAIS Composite includes accounts that are managed similarly to, and have similar targeted assets as, the mix of assets envisioned for recent broad structured credit mandates, including an active mandate managed for an institutional client. The ZAIS Composite excludes funds during their “ramp-up” periods. For potential broad structured credit mandates, ZAIS Group would opportunistically invest in non-agency residential mortgage backed securities (“RMBS”), collateralized loan obligation (“CLO”) mezzanine tranches, CLO equity tranches and, selectively, commercial mortgage backed securities (“CMBS”). As such, ZAIS Group excluded from the Composite those ZAIS Group managed funds and accounts that currently invest in other assets (e.g., senior CLO tranches, residential whole loans, agency interest only securities), structured product vehicles managed by ZAIS Group, ZFC REIT, and funds and managed accounts where ZAIS Group assumed management of the vehicles from prior managers. Since monthly performance information was not required for Matrix I and Matrix II funds, ZAIS Group did not include these funds in the ZAIS Composite (Matrix I net IRR was 11.87%; Matrix II-A net IRR was 17.64%; Matrix II-B net IRR was 6.13%). The ZAIS Composite is calculated by asset weighting the individual monthly returns of each component using the aggregated beginning-of-period capital balances and external cash flows as if the composite were one portfolio. The Composite’s Year-to-Date net returns are considered time-weighted since they are the cumulative result of compounding all monthly net return results. The ZAIS Composite return results: (i) are not a guarantee, prediction, or indicator of future returns; future investors could make a lesser profit or could incur substantial losses; (ii) are net of accrued management fees, incentive fees/allocations, if any, and foreign currency translation gains and losses; (iii) are based on capital activity for both fee paying and non-fee paying investors; (iv) reflect a mix of active and liquidated vehicles; (v) reflect the reinvestment of dividends, interest and earnings; (vi) treat client directed intra-month cash flows, if any, in separately managed accounts as if inflows occurred at the start of the month and outflows at the end of the month for purposes of calculating monthly returns; (vii) treat redemption or withdrawal charges of redeeming or withdrawing investors that were retained in the fund for the benefit of remaining investors as profit to the remaining investors (this increase in capital for remaining investors are not treated as profits under accounting principles generally accepted in the United States ("GAAP")); and (viii) treat capital activity during July 2006 to November 2006 in one vehicle as if all the activity occurred in the month of November 2006 because the vehicle was ramping up during that time period. A structured product industry standard performance benchmark does not exist. As a result, there is no exact data point against which ZAIS Group can compare its performance. ZAIS Group does, however, closely monitor several sources of data to assess its performance relative to indices composed of relevant, if not identical, assets, including the J.P. Morgan Domestic High Yield Index (the “JPM HY”), ABX, PrimeX, CMBX and various proprietary dealer constructed indices. These indices each contain strengths and weaknesses. ZAIS Group has benchmarked the ZAIS Composite against the JPM HY mainly because of the relevance of the asset class and the fact that the index has been in existence for a period predating the inception of the Composite. Over shorter holding periods, tracking error relative to the proposed benchmark could be quite significant.

(2)	From February 2002 to December 2014.

(3)	As of December 31, 2014.

7

ZAIS Opportunity Fund, ZAIS Group’s commingled opportunistic structured credit fund, has over a ten-year track record, ranking No. 15 in Barron’s Top 100 Hedge Funds in 2013, after previously holding the No. 1 ranking in 2011 and 2012. The Barron’s ranking is based on three year compounded annual returns, includes funds with at least $300 million in assets, and does not include single sector or country funds.

ZAIS Opportunity Fund Performance(1)

Year	YTD		ITD
2003	18.98%		18.98%
2004	42.25%		69.24%
2005	15.43%		95.35%
2006	16.26%		127.12%
2007	2.31%		132.37%
2008	-73.57%		-38.58%
2009	103.74	%(2)	25.13	%(2)
2010	111.71%		164.91	%(2)
2011	31.75	%(2)	249.01	%(2)
2012	22.66%		328.08	%(2)
2013	8.57%		364.76	%(2)
2014	8.37%		403.65	%(2)

(1) All inception to date (‘‘ITD’’) returns and all 2014 return information are unaudited. The year to date (‘‘YTD’’) and ITD returns represent the cumulative effect of compounding the monthly returns for the relevant time period. There could be some differences in the YTD returns in this table compared to those reflected in the respective annual reports due to the compounded returns in this table were calculated using a blended calculation of all sub-series if multiple sub-series existed and the annual report reflecting results for only the oldest sub-series. Returns are net of fees including incentive allocation, if any, and expenses. Results reflect the reinvestments of dividends, interest and earnings. Past performance is not a guarantee, prediction or indicator of future returns and no representation is made that any investor will or is likely to achieve results comparable to those above or will make any profit or will be able to avoid incurring substantial losses. Net returns reflect an investment in ZAIS Opportunity Domestic Feeder Fund, LP (‘‘Domestic Feeder’’) Series A Interests that are subject to advisory fees and incentive allocation. Returns would differ for an investment in Domestic Feeder Series B, ZAIS Opportunity Fund, Ltd. Series A and Series B. An individual investor’s return may vary based on timing of capital transactions. Effective April 1, 2012, management fee rates were reduced from 1.50% to 1.25% for Series A and from 1.00% to 0.75% for Series B. Effective January 1, 2013, incentive fees or allocation rates were reduced from 25% to 20% for Series A and from 20% to 15% for Series B.

(2) The Domestic Feeder's returns for January 2009 and February 2011 have been adjusted to account for an increase of capital resulting from redemption penalties retained in the fund for the benefit of the remaining investors. As a result, the adjusted 2009 and 2011 year-to-date returns are different from the GAAP year-to-date returns reported in the Domestic Feeder Fund's 2009 and 2011 annual reports. Due to this adjustment, inception-to-date GAAP returns for years after 2008 would be different from the adjusted returns presented.

8

The following tables summarize ZAIS Group’s investment performance in corporate credit funds, mortgage related strategies and multi-strategy funds & accounts.

Corporate Credit Investment Performance

Overview of Corporate Credit Funds (1),(2)

					Total Capital	Total Capital
Inception	End Date	Fund(18)	Strategy	Description	Drawn (mm) (3)	Returned (mm) (3,4)	NAV (mm)(5)		Net IRR (6)	JPM HY (7)

Sep-00	Dec-06	Matrix I (8)	CBO Mezz	Commingled Fund	$147.8	$226.5	$-	(9)	11.87%	8.68%
Apr-01	Dec-06	Matrix IIA (8)	CBO Mezz	Commingled Fund	$56.3	$102.0	$-	(9)	17.64%	9.79%
Apr-01	Dec-06	Matrix IIB	CBO Mezz	Commingled Fund	$27.7	$34.2	$-	(9)	6.13%	9.79%
Feb-02	Dec-06	Matrix IIIA (8)	CLO Mezz / Equity	Commingled Fund	$126.9	$346.5	$-	(9)	49.64%	11.01%
Feb-02	Dec-06	Matrix IIIB (8)	CLO Mezz / Equity	Commingled Fund	$38.9	$84.7	$-	(9)	31.59%	11.01%
Oct-03	May-05	Matrix IV	CLO Senior	Commingled Fund	$100.0	$133.9	$-	(9)	32.82%	8.92%
Oct-07	May-14	ZAIS Zephyr A-1, LTD	CLO Mezz / Equity	Fund of One	€28.5	€48.5	€-	(9)	12.19%	9.66%
Oct-07	Open	ZAIS Zephyr A-2, LTD	CLO Mezz / Equity	Commingled Fund	$45.0	$67.7	$-	(10)	10.51%	8.43%
Oct-07	Jul-11	ZAIS Zephyr A-3, LTD	CLO Mezz / Equity	Fund of One	€10.0	€13.5	€-	(9)	9.10%	9.42%
Oct-07	Open	ZAIS Zephyr A-4, LLC	CLO Mezz / Equity	Commingled Fund	$25.0	$40.0	$-	(10)	10.52%	8.43%
Jul-09	Feb-11	Lubeck II-A	CLO Senior	Fund of One	$80.0	$104.9	$-	(9)	24.21%	22.08%
Apr-10	Apr-13	Lubeck II-C	CLO Senior	Fund of One	$70.0	$72.7	$-	(9)	1.65%	11.60%
Apr-10	Jun-13	Empiricus A	CLO Mezz / Equity	Fund of One	$16.0	$18.9	$-	(9)	13.36%	9.86%
Aug-10	Open	Empiricus B-B (11)	CLO Mezz / Equity	Fund of One	$40.0	$0.2	$53.4		11.57%	8.93%
Jul-09	Open	Zephyr Recovery 2004-1 LP (12)	Structured Corporate Credit	Commingled Fund	$41.3	$154.9	$-	(10)	78.29%	12.59%
Jul-09	Open	Zephyr Recovery 2004-2 LP (12)	Structured Corporate Credit	Commingled Fund	$35.5	$148.6	$-	(10)	90.21%	12.59%
Jul-09	Open	Zephyr Recovery 2004-3 LP (12)	Structured Corporate Credit	Commingled Fund	$6.3	$25.1	$-	(10)	91.33%	12.59%
Jul-09	Open	Zephyr 2004-4 LLC (12)	Structured Corporate Credit	Commingled Fund	$26.5	$97.7	$-	(10)	77.43%	12.59%
Jul-09	Open	Zephyr Recovery II-A LP (12)	Structured Corporate Credit	Commingled Fund	$49.6	$313.2	$-	(10)	105.69%	12.59%
Jul-09	Open	Zephyr Recovery II-B LP (12)	Structured Corporate Credit	Commingled Fund	€5.0	€23.6	€-	(10)	76.73%	12.59%
Jul-09	Open	Zephyr Recovery II-C LP (12)	Structured Corporate Credit	Commingled Fund	$27.8	$143.4	$-	(10)	45.63%	12.59%
Jul-09	Open	Zephyr Recovery Mezz 2005-1 Unit Trust (12)	CLO Senior/Mezz	Commingled Fund	$41.4	$22.4	$151.5		32.93%	12.59%
Sep-09	Open	ZAIS Leda Fund	CLO Senior/Mezz	Fund of One	€433.2	€487.8	€-	(10)	2.54%	10.76%
Jul-09	Open	ZAIS Tydeus Fund	CLO Senior/Mezz/Equity	Fund of One	€178.8	€250.9	€-	(10)	13.52%	12.54%
Nov-11	Open	Corporate Loan Master Fund	Leverage Loans	Fund of One	€99.5	€1.8	€111.7		4.30%	8.39%
Dec-07	Open	Insurance Company #1a	CLO Mezz	Managed Account	$166.6	$148.1	$74.6		5.64%	8.92%
Nov-11	Open	Insurance Company #1b	Structured Settlements	Managed Account	$108.0	$8.6	$110.6		6.37%	8.40%
Mar-14	Open	Insurance Company #1c	CLO Mezz	Managed Account	$150.0	$-	$147.7		-2.27%	-0.81%
Dec-14	Open	Insurance Company #2b	CLO/RMBS	Managed Account	$25.0	$-	$25.0		-0.26%	-7.15%
Jul-10	Open	German Insurance Company #1	CLO Mezz	Managed Account	€132.9	€60.5	€89.0		4.09%	9.03%
Oct-14	Open	Managed Account #6 (13)	Leverage Loans	Managed Account	$2.7	$-	$2.7		-0.26%	-5.93%
Jun-05	Open	Co-Epics I Ltd	CLO Equity	Passthrough Vehicle	$9.5	$18.2	$0.1		12.56%	8.19%
Jun-05	Open	Epics I Ltd	CLO Equity	Passthrough Vehicle	$173.4	$315.4	$2.6		9.70%	8.19%
Mar-07	Open	ZAIS Investment Grade Limited IX(14)	CLO/RMBS	Structured Vehicle	$29.0	$6.1	$-		-87.70%	7.97%
Mar-14	Open	ZAIS CLO 1, Limited(15)	Leverage Loans	Structured Vehicle	$25.7	$3.6	$24.6		14.41%	-1.21%
Sep-14	Open	ZAIS CLO 2, Limited(16)	Leverage Loans	Structured Vehicle	$33.5	$-	$31.8		-17.69%	-4.42%
Aug-14	Open	ZAIS CLO 3 Warehouse (17)	Leverage Loans	Structured Vehicle	$30.0	$-	$31.4		NA	NA

Please refer to following page for corresponding notes

9

(1)	All amounts are as of December 31, 2014. The funds, managed accounts and structured vehicles included represent vehicles managed by ZAIS Group that have been predominantly focused on investing in CLOs and corporate credit. Excludes a European Structured Vehicle with approximately $50.2 million of AUM as of December 10, 2014 for which ZAIS Group acts as a servicer.

(2)	Past performance is not a guarantee, prediction or indicator of future returns and no representation is made that any investor will or is likely to achieve results comparable to those shown or will make any profit or will be able to avoid incurring substantial losses.

(3)	Amounts reflected herein are from inception through December 31, 2014 for all investors (including those investors that have fully redeemed or withdrawn). The total capital drawn for all the Zephyr Recovery funds represents the net asset value as of the date ZAIS Group assumed asset management responsibilities from a prior manager on July 10, 2009. For structured vehicles this amount represents the capital contributions and distributions for the equity tranches of each vehicle from inception through December 31, 2014.

(4)	Includes operating distributions, redemptions or withdrawals. Redemptions and withdrawals are net of incentive fees/allocations, if any, and penalties (if applicable) paid by the investor. The total capital returned for the Zephyr Recovery funds represents amounts returned to investors since ZAIS Group assumed asset management responsibilities from a prior manager. For structured vehicles this amount represents the distributions for the equity tranches of each vehicle through December 31, 2014.

(5)	Reflects the net asset values (after the deduction of accrued management fees and incentive fees/allocations, if any) as of December 31, 2014. For structured vehicles this amount reflects the fair value of the equity tranches of each vehicle as of December 31, 2014.

(6)	IRRs are computed on a net basis and are unaudited. IRRs have been calculated for the period from inception through December 31, 2014, or the liquidation date, for investors remaining in the funds or managed accounts as of December 31, 2014, or the liquidation date, which are subject to management fees and incentive fees/allocations, if any. For structured vehicles the IRR was computed for the equity tranches of each vehicle as of December 31, 2014.

(7)	The JP Morgan Domestic High Yield Index (the “JPM HY”) is referred to only because it represents an index typically used to gauge the general performance of U.S. high yield bond market performance. The JPM HY returns have been provided for the period from inception of the respective fund through December 31, 2014, or the termination of the respective fund where applicable.

(8)	The functional currency of the funds is United States Dollars (“USD”). Euro denominated notes were issued by the funds to its investors. The Capital Drawn and Capital Returned were converted to USD at the effective spot rates (“USD Equivalent”). The IRR reflects the performance of the fund and was computed based on the USD equivalent of the capital drawn from and returned to the investors.

(9)	Liquidated prior to December 31, 2014.

10

(10)	These funds are in the process of being liquidated and the only remaining asset is cash.

(11)	Represents Strategy B of the Empiricus B Fund.

(12)	The Zephyr Recovery Funds were launched by Lehman Brothers Holdings Inc. (“Lehman”) between November 30, 2004 and March 20, 2007. Following Lehman’s bankruptcy, ZAIS Group assumed the asset management responsibilities for these funds on July 10, 2009 and the names of these funds were changed after ZAIS Group assumed management responsibilities. The inception date for these Funds is deemed to be July 10, 2009.

(13)	IRR is calculated based on the date the account commenced trading which was in October 2014.

(14)	The amount listed represents the equity investment in ZAIS Investment Grade Limited IX. The total initial notional of all classes of securities issued in the related transaction was approximately $406 million.

(15)	The amount listed represents the equity investment in ZAIS CLO 1, Limited. The total initial notional of all classes of securities issued in the related transaction was approximately $309.9 million. The structured vehicle closed on March 27, 2014 at which time the vehicle moved out of the warehouse. Additionally, the entity made its first payment to the equity holders in the amount of approximately $3.6 million on October 15, 2014. This resulted in a significant increase in the IRR compared to September 30, 2014.

(16)	The amount listed represents the equity investment in ZAIS CLO 2, Limited. The total initial notional of all classes of securities issued in the related transaction was approximately $333.75 million. The Structured vehicle closed on September 29, 2014 at which time the vehicle moved out of the warehouse. The entity has not yet made any payments to the noteholders. As a result, the net IRR was calculated using the amount drawn on the notes and the fair value of the notes at December 31, 2014. The result is a negative IRR.

(17)	Entity is in the Warehouse stage.

(18)	The following vehicles included in the performance table are consolidated in the financial statements of ZGP for the periods indicated:

Vehicle	2012	2013	2014
Epics I, Ltd.	√	√	√
Co-Epics I, Ltd.	√	√	√
ZAIS Investment Grade Limited IX	√	√	√
ZAIS CLO I, Limited	-	-	√
ZAIS CLO II, Limited	-	-	√

11

Mortgage Related Strategies Investment Performance

Overview of Mortgage Related Strategies(1),(2)

					Total Capital		Total Capital						ABX. HE (13)
Inception	End Date	Fund(19)	Strategy	Description	Drawn (mm)(3)		Returned (mm)(3)(4)		NAV (mm)(5)		Net IRR (6)		06-1 AAA	07-1 AAA
MATRIX V FUNDS
Jul-06	Dec-12	Matrix V-C	RMBS / CLO / ABS CDOs / Shorts	Fund of One	$182.5		$308.1		$-	(7)	15.63%		-0.46%	NA
Nov-06	Dec-12	Matrix V-A	RMBS / CLO / ABS CDOs	Commingled Fund	$143.6		$120.3		$-	(7)	-5.10%		-0.48%	NA
Nov-06	Dec-12	Matrix V-B	RMBS / CLO / ABS CDOs	Commingled Fund	$103.0		$86.5		$-	(7)	-5.63%		-0.48%	NA

D I S T R E S S E D N O N - A G E N C Y R M B S F O C U S E D F U N D S & R E L A T E D A C C O U N T S
Sep-07	Dec-12	Matrix VI-C	RMBS	Fund of One	$276.7		$329.0		$-	(7)	6.45%		-0.16%	-10.63%
Jan-08	Dec-12	Matrix VI-A	RMBS	Commingled Fund	$232.7		$312.8		$-	(7)	9.87%		0.42%	-6.87%
Jan-08	Dec-12	Matrix VI-B	RMBS	Commingled Fund	$111.2		$145.9		$-	(7)	13.51%		0.42%	-6.87%
Jan-08	Sep-10	Matrix VI-D	RMBS	Fund of One	$75.0		$87.9		$-	(7)	8.75%		-3.25%	-17.28%
Jan-08	Dec-12	Matrix VI-F	RMBS	Fund of One(15)	$108.9		$144.6		$-	(7)	8.45%		0.42%	-6.87%
Mar-08	Sep-10	ZAIS CL	RMBS	Fund of One(15)	$116.9		$132.4		$-	(7)	7.64%		-0.96%	-8.51%
Apr-08	Dec-12	Matrix VI-I	RMBS	Fund of One	$75.1		$106.6		$-	(7)	10.63%		0.53%	-4.64%
May-09	Nov-12	Managed Account #2	RMBS	Managed Account	$25.0		$38.4		$-	(7)	19.08%		8.96%	17.44%
Sep-09	Feb-11	Managed Account #4	RMBS	Managed Account	$50.0		$61.5		$-	(7)	20.75%		10.39%	31.98%
Mar-10	Jun-12	Managed Account #1	RMBS	Managed Account	$19.5		$23.1		$-	(7)	9.36%		2.01%	-0.63%
Mar-12	Dec-13	ZAIS Mortgage Securities	RMBS	Fund of One(15)	$172.2		$211.0		$-	(7)	17.24%		4.04%	23.38%
Sep-06	Mar-10	Scepticus I	RMBS Short	Fund of One	$58.9		$554.1		$-	(7)	754.71%		NA	NA
Sep-06	Dec-08	Scepticus II	RMBS Short	Managed Account	$8.4		$114.7		$-	(7)	1,129.42%		NA	NA
Dec-06	Jan-09	Scepticus III	RMBS Short	Managed Account	$12.0		$115.2		$-	(7)	1,116.59%		NA	NA
Mar-07	Jun-08	Hartshorne CDO I, Ltd(8)(16)	RMBS	Structured Vehicle	$50.0		$9.7		$-	(7)	-96.94%		-6.37%	-42.24%
Aug-02	Open	Galleria CDO V, Ltd(17)	RMBS	Structured Vehicle	$12.0		$1.8		$-		-87.11%		NA	NA
Jun-09	Open	Managed Account #3	RMBS	Managed Account	$40.0		$15.0		$46.8		15.98%		6.56%	21.04%
Apr-12	Open	2012 Managed Account(14)	RMBS With Overlay	Managed Account	$71.3		$88.0		$0.3		11.82%		3.75%	29.38%
Jul-12	Open	INARI Fund	RMBS With Overlay	Fund of One	$300.0		$-		$360.6		8.74%		2.77%	25.23%
May-13	Open	Managed Account #5	RMBS With Overlay	Managed Account	$125.0		$-		$135.0		4.77%		-0.08%	16.66%

R E S I D E N T I A L W H O L E L O A N S A N D C O M M E R C I A L R E A L E S T A T E
Jan-09	Open	ZAIS Value Added Real Estate Fund I, LP (9)	Commercial Real Estate	Non-fee Paying Investors	$21.7		$6.1		$10.3		-5.47%		NA	NA
Aug-08	Open	SerVertis Master Fund I LP (10)(11)	Residential Whole Loans	Commingled Fund	$726.9		$1,030.7		$-		8.43%		1.53%	6.67%
Jul-11	Open	ZAIS Financial Corp.	Residential Whole Loans	Public REIT	$212.0	(18)	$68.9	(18)	$193.4		25.40	%(12)	2.75%	18.40%

12

(1)	All amounts are as of December 31, 2014. These entities represent private equity style funds and managed accounts (including certain private equity style funds and managed accounts whose predominant investment thesis was the shorting of residential mortgage backed securities), structured vehicles, and a publicly traded mortgage real estate investment trust that are or have been primarily focused on investing in residential mortgage related assets. The performance table also includes one vehicle which invested in commercial real estate properties.

(2)	Past performance is not a guarantee, prediction or indicator of future returns and no representation is made that any investor will or is likely to achieve results comparable to those shown or will make any profit or will be able to avoid incurring substantial losses.

(3)	Amounts reflected herein are from inception through December 31, 2014 for all investors (including those investors which have fully redeemed or withdrawn). For structured vehicles this amount represents the capital contributions and distributions for the equity tranches of each vehicle from inception through December 31, 2014.

(4)	Includes operating distributions, redemptions or withdrawals. Redemptions and withdrawals are net of incentive fees/allocations, if any, and redemption or withdrawal penalties (if applicable) paid by the investor. For structured vehicles this amount represents the distributions for the equity tranches of each vehicle through December 31, 2014.

(5)	Reflects the net asset values (after the deduction of accrued management fees and incentive fees/allocations, if any) as of December 31, 2014. For structured vehicles this amount reflects the fair value of the equity tranches of each vehicle as of December 31, 2014.

(6)	IRRs are computed on a net basis and are unaudited. IRRs have been calculated for the period from inception through December 31, 2014 or the liquidation date for investors remaining in the fund or account as of December 31, 2014 or the liquidation date which are subject to management fees and incentive fees/allocations, if any. For structured vehicles the IRR was computed for the equity tranches of each vehicle.

(7)	Liquidated prior to December 31, 2014.

(8)	The structured vehicle invested in asset backed securities that primarily referenced the mezzanine tranches of non-agency RMBS. In November 2007, the entity triggered an Event of Default and as a result ZAIS Group was removed as Collateral Manager and a trustee was retained to liquidate the entity. As a result, ZAIS Group was not involved in the final liquidation pricing and disposition of the collateral and therefore does not have access to the data relating to the liquidation of the investments of the vehicle.

(9)	The investors in ZAIS Value Added Real Estate Fund I, L.P. (“ZVAREF”) consist of ZAIS Group and certain current and former ZAIS Group employees and owners that received their equity interests through a distribution-in-kind. Prior to the aforementioned distribution-in-kind, ZAIS Group was both the GP and the sole member. ZAIS Group does not receive any fees from the investors of ZVAREF. The capital drawn, capital returned and net IRR reflect the activity from the date of the distribution-in-kind through December 31, 2014. Capital drawn includes the value of the distribution-in-kind. Additionally, since ZVAREF does not have any fee paying investors, the net IRR reflects the return for all investors in ZVAREF.

13

(10)	This fund is in the process of being liquidated and the only remaining asset is cash.

(11)	Both ZAIS Group and Green Tree Investment Management LLC are jointly responsible for the investment decisions of the fund. Therefore, performance should not be considered solely attributable to ZAIS Group.

(12)	The result was calculated based on the share price as of December 31, 2014, plus cumulative dividends per share through December 31, 2014, compared to the exchange price of $20.00 per share.

(13)	The ABX.HE.06-1 AAA Index and ABX.HE. 07-1 AAA (the “ABX index”) is referred to only because it represents an index typically used to gauge the general performance of US subprime residential mortgage backed securities. The use of this index is not meant to be indicative of the asset composition or volatility of the portfolio of securities held by the funds, which may or may not have included securities which comprise the ABX Index, and which may hold considerably fewer than the number of different securities that make up the ABX Index. As such, an investment in the fund should be considered riskier than an investment in the ABX Index. The ABX Index returns have been calculated for the period from inception of the respective fund through December 31, 2014 or the termination of the respective fund where applicable. The ABX Index returns exclude the coupon payment and any applicable principal losses payable.

(14)	This managed account is currently in the process of being liquidated. Substantially all of the assets have been liquidated as of March 20, 2015.

(15)	These funds were established for specific managers and contained various investors for whom the manager maintained discretionary control.

(16)	The amount listed represents the equity investment in Hartshorne CDO I, Ltd. The total initial notional of all classes of securities issued in the related transaction was approximately $1 billion.

(17)	The amount listed represents the equity investment in Galleria CDO V, Ltd. The total initial notional of all classes of securities issued in the related transaction was approximately $300 million.

(18)	Capital drawn includes the initial exchange offer, subsequent issuances of common stock and operating partnership units during the private phase and gross proceeds raised in the initial public offering. Capital returned includes redemptions of stock during the private phase and dividends and distributions paid to investors during the private phase and subsequent to the initial public offering.

(19)	The following vehicles included in the performance table are consolidated in the financial statements of ZGP for the periods indicated:

Vehicle	2012	2013	2014
Matrix V-A	√	-	-
Galleria CDO V, LTD	√	√	√
ZAIS Value Added Real Estate Fund I, LP	√	√	√

14

Multi-Strategy Funds and Accounts

Overview of Multi-Strategy Funds and Accounts(1),(2)

					Total Capital	Total Capital
Inception	End Date	Fund(10)	Strategy	Description	Drawn (mm) (3)	Returned (mm) (3,4)	NAV (mm) (5)	Net IRR (6)		JPM HY (7)
Oct-03	Open	ZAIS Opportunity Domestic Feeder Fund, LP	CLO/RMBS/CMBS	Commingled Fund	NA	NA	NA	15.44	%(8)	8.50%
Oct-13	Open	ZAIS Atlas Fund, LP	RMBS / CLO / CMBS	Commingled Fund	NA	NA	NA	2.58	%(9)	4.78%
Mar-12	Open	Pension Fund	CLO / RMBS / CMBS	Managed Account	$169.0	$-	$183.7	6.70	%(11)	7.24%
Apr-14	Open	Insurance Company #2	RMBS / CLO	Managed Account	$72.9	$-	$73.8	2.11%		-2.53%

(1)	All amounts are as of December 31, 2014. These funds and managed accounts represent hedge funds and managed accounts that invest in a combination of corporate debt instruments, such as CLOs, leveraged loans and high yield bonds, as well as residential and commercial mortgage related strategies. In addition, some funds invest in various derivative based instruments including, but not limited to swaps, interest only securities, inverse interest only securities and swaptions.

(2)	Past performance is not a guarantee, prediction or indicator of future returns and no representation is made that any investor will or is likely to achieve results comparable to those shown or will make any profit or will be able to avoid incurring substantial losses.

(3)	Amounts reflected herein are from inception through December 31, 2014 for all investors (including those investors which have fully redeemed or withdrawn).

(4)	Includes operating distributions, redemptions or withdrawals. Redemptions and withdrawals are net of incentive fees/allocations, if any, and redemption or withdrawal penalties (if applicable) paid by the investor.

(5)	Reflects the net asset values (after the deduction of accrued management fees and incentive fees/allocations, if any) as of December 31, 2014.

(6)	IRRs are computed on a net basis and are unaudited. IRRs have been calculated for the period from inception through December 31, 2014 for investors remaining in the fund or account as of December 31, 2014 which are subject to management fees and incentive fees/allocations, if any.

(7)	The JP Morgan Domestic High Yield Index (the “JPM HY”) is referred to only because it represents an index typically used to gauge the general performance of U.S. high yield bond market performance. The JPM HY returns have been provided for the period from inception of the respective fund through December 31, 2014.

(8)	Net IRR assumes a $1 investment at inception and assumes no contributions or withdrawals during the investment period for a single investor in ZAIS Opportunity Domestic Feeder Fund, LP ("Opportunity Fund Domestic Feeder") Series A Interests that is subject to advisory fees and incentive allocation. Net IRR would differ for an investment in Opportunity Fund Domestic Feeder Series B, ZAIS Opportunity Fund, Ltd. Series A and Series B, as a result of timing of capital transactions, differences in fund expenses and lower or no management fees and incentive fees/allocations, if any. Effective April 1, 2012, management fee rates were reduced from 1.50% to 1.25% for Series A and from 1.00% to 0.75% for Series B. Effective January 1, 2013, incentive fee or allocation rates were reduced from 25% to 20% for Series A and from 20% to 15% for Series B. The Opportunity Fund Domestic Feeder's returns for January 2009 and February 2011 have been adjusted to account for an increase of capital resulting from redemption penalties retained in the fund for the benefit of the remaining investors.

(9)	Net IRR assumes a $1 investment at inception and assumes no contributions or withdrawals during the investment period for a single investor in ZAIS Atlas Fund, LP (“Atlas Domestic Feeder”) Sub-Class A-1 Interests that is subject to full advisory fees and incentive allocations. This net IRR result is based on pro forma returns based on what the highest fee paying Sub-Class A-1 of Atlas Domestic Feeder would have returned if actual investments had been made in that Sub-Class. These pro forma results do not reflect an actual investment in the full fee paying Sub-Class for the period October 2013 to November 2014 which was not offered to investors until April 1, 2014 because the Master Feeder fund structure was in its start-up phase and Sub-Class A-3, a reduced fee paying Sub-Class for the Founder’s shares, of the Atlas Domestic Feeder and ZAIS Atlas Offshore Ltd. was offered to investors. The monthly returns beginning December 1, 2014 reflect an actual investment in the full fee paying sub-class. Net IRR would differ for an investment in Atlas Domestic Feeder Sub-Class A-2 and A-3, as well as ZAIS Atlas Fund, Ltd. Sub-Class A-1 and A-3, as a result of timing of capital transactions, differences in fund expenses and lower or no management fees and incentive fees/allocations, if any.

(10)	The following vehicles included in the performance table are consolidated in the financial statements of ZGP for the periods indicated:

Vehicle	2012	2013	2014
ZAIS Opportunity Fund	√	√	√
ZAIS Atlas Fund (*)	-	√	√

(*) The on-shore feeder fund in this master / feeder structure is consolidated for the periods indicated. The master fund and the off-shore feeder fund are not required to be consolidated for the periods indicated.

(11)	The returns for this vehicle do not take into account a fee rebate for the investor’s separate interest in a ZAIS Group-managed fund. If the IRR had included the effect of the rebate, the stated returns would have been higher.

Broad Credit Investment Products Platform.  ZAIS Group is an active investor across a broad range of product sectors, including securitized credit and related investments. ZAIS Group’s current investments include, but are not limited to, non-agency RMBS, residential whole loans, agency MBS derivatives, CRE investments including CMBS, mezzanine loans and commercial properties, corporate CLOs, individual corporate debt securities, leveraged loans, and structured corporate synthetics. Within these products, ZAIS Group invests in senior, mezzanine and equity investments. ZAIS Group’s involvement in investing across the specialized credit market provides ZAIS Group with context for assessing cross-sector relative value. The depth of ZAIS Group’s credit insight can then be used to source what ZAIS Group believes are the most attractive investment opportunities.

Diverse Client Base and Product Mix.  Since its inception in 1997, ZAIS Group has built long-term relationships with an international investor base, including public and private pension funds, endowments, foundations, insurance companies, family offices, funds of funds, sovereign wealth funds and investment advisors. ZAIS Group manages assets using a range of strategies and investment vehicles, including hedge funds, separately managed accounts, structured vehicles as well as through the management of the ZFC REIT. ZAIS Group believes this broad client base and diverse suite of investment vehicles provides important diversification for its business. The chart set forth below provides a breakdown of our AUM by investor type.

15

AUM by Investor Type(1)(2)

(1)	As of December 31, 2014. Percentages are approximate and subject to change.

(2)	This graph is based on a denominator of approximately $2 billion which includes various funds and vehicles. The graph excludes non fee-paying assets, investments in the ZFC REIT, and some structured vehicles in which ZAIS Group does not know the identity or type of investor, as this information is only available for related ownership interests that are traded in secondary markets. Accordingly, the above investor breakdown does not reflect all clients of and investors in vehicles managed by ZAIS Group.

ZAIS Group has also evolved as a customized investment management provider to its clients. By developing strong working relationships with its clients to identify their needs and investment parameters, ZAIS Group has increased its managed account offerings over the past seven years. In ZAIS Group’s experience, certain institutional investors demand more transparency, control, and liquidity in the current yield environment, and ZAIS Group can deliver those attributes through customized solutions. As of December 31, 2014, ZAIS Group managed over $1.7 billion in 17 managed accounts/funds of one.

16

For holdings from January 1, 2014 forward, ZAIS Group has revised its methodology for calculating AUM. Management believes the new methodology, which now includes assets in the warehouse phase for new structured vehicles and does not treat leverage and other operating liabilities as a reduction of AUM, more clearly reflects the total assets actively managed by ZAIS Group. In the above chart, AUM for years 2007 through 2010 are presented per the former methodology, AUM for years 2011 through 2013 are presented on a pro forma basis consistent with the revised methodology and AUM for 2014 is presented per the revised methodology.

Robust Proprietary Analytics Platform.  ZAIS Group has developed a proprietary analytics platform over the past 17 years. ZAIS Group has built a common loan-level model across RMBS and whole loans. ZAIS Group possesses comprehensive analytics and data infrastructure, which includes credit modeling, loan and securities valuation, loan data management and servicing oversight capabilities. ZAIS Group supports corporate loan and consumer loan level analytics to generate scenario analysis across the specialized credit markets. ZAIS Group maintains a private database of corporate CDO structures, including covenants, waterfall rules, portfolios, and performance. For RMBS, ZAIS Group maintains an advanced loan-level collateral performance database, feeding ZAIS Group’s proprietary loan-level mortgage credit models. ZAIS Group has built tools to provide transparency into the output of its mortgage credit models, thereby increasing their utilization and effectiveness across the firm. ZAIS Group’s analytics allow it to compare investments under various assumptions, such as different macroeconomic conditions, credit spread and market volatility observations, and default and recovery rates. Utilizing a common analytics platform for both securities and loans enables ZAIS Group to make relative value allocations across these sectors. ZAIS Group supports this platform with technology specialists and a dedicated analytics team.

In the CLO asset class, ZAIS Group believes that discrete differences among CLO managers and CLO structures are often mispriced by the market, creating a premium for credit selection. Approximately 90% of the tradable CLO universe is modeled internally. ZAIS Group places emphasis on identifying key structural features from transaction documentation, and incorporating the information into ZAIS Group’s investment selection process.

In the residential mortgage asset class, ZAIS Group believes that significant variances in risks and rewards among different classes of Non-Agency RMBS place a premium on prudent sector/security selection. ZAIS Group’s residential loan-level model incorporates updated credit bureau scores and a proprietary home price database, supporting RMBS and whole loan investment within a single platform.

Institutionalized Operations Infrastructure.  ZAIS Group has developed a significant operational platform with capacity in areas such as finance and accounting, administration, compliance, investor relations, trade execution, securities valuation, risk management and information technology. ZAIS Group currently manages the ZFC REIT, which is a publicly traded vehicle which is required to comply with the requirements of the Sarbanes-Oxley Act. ZAIS Group’s infrastructure provides it with a foundation for future growth.

17

Use of Investment Proceeds Received from the Business Combination

ZAIS intends to use a substantial portion of the proceeds from the Business Combination to pursue and explore opportunities to grow its residential mortgage business and to expand its corporate CLO business. ZAIS may acquire newly originated mortgage loans directly or on behalf of a fund or funds for which it serves as investment manager. ZAIS may either retain the loans for investment or may aggregate and securitize these newly originated loans into new issue RMBS to be sold either to a third party or to a fund or funds for which ZAIS serves as the investment manager. ZAIS may also invest in mortgage servicing rights and pursue opportunities to acquire mortgage origination businesses.

With the constrained lending environment within the traditional banking community, ZAIS sees an opportunity to build on its CLO business, which commenced in 2014 with two completed CLO transactions. ZAIS intends to deploy or reserve proceeds to launch new CLO transactions and to meet new risk retention requirements facing CLO collateral managers beginning in 2016. ZAIS also intends to consider exploring CLO collateral management agreement acquisition opportunities.

ZAIS is also evaluating other potential uses of proceeds from the Business Combination, including seeding an alternative investment vehicle structured as a mutual fund that would be advised or sub-advised by the Company, seeding a new commingled investment vehicle focused on the emerging credit trading opportunities arising from ongoing regulatory changes and originating or purchasing newly originated bridge loans for commercial real estate (CRE) and securitizing them into new CRE CLO securities or CMBS. There is no assurance that ZAIS will pursue any of these potential opportunities, that these opportunities can be adequately funded and that,  if pursued, the opportunities will generate significant revenue for ZAIS.

In addition to the foregoing, ZAIS anticipates utilizing up to $7 million of the proceeds of the Business Combination to fund its working capital requirements.

18

ZAIS’s Investment Strategies and Vehicles

As an asset manager, ZAIS Group uses its investment expertise to make investments on behalf of the ZAIS Managed Entities. As an alternative asset manager, ZAIS Group focuses on hedge funds, separately managed accounts and structured vehicles that generally make investments that are relatively illiquid in nature. ZAIS Group’s two hedge funds are “open-end” funds where new and existing fund investors can contribute capital on a periodic basis (typically monthly) and can redeem their capital on a periodic basis. These funds have an indefinite life as long as they have investors. ZAIS Group may also create hybrid private equity style funds that are “closed-end” funds where fund investors make capital commitments when the fund is formed and these commitments are drawn down as the fund makes investments. Capital is returned to fund investors on distribution dates after the investment period has ended (averaging three years) and there is a set termination date. In general, fund investors may not withdraw or redeem capital during the investment period and additional fund investors are not permitted to join the fund after the fund’s final closing date. ZAIS Group also manages separately managed accounts that are tailored to the investment objectives of investors. The investors in these managed accounts may generally contribute additional capital or withdraw capital with little or no notice. Structured vehicles such as CDOs or CLOs purchase debt or loans and finance the purchases through the issuance of new debt and equity notes. A series of notes are issued with different risk-return profiles based on their position in the capital structure and payment waterfall. The equity notes typically take the first loss and are entitled to any excess returns in the transaction. Should the credit quality of the portfolio deteriorate, the equity notes will often be cut off from any distributions in order to speed up amortization on the debt tranches. The chart below shows our AUM by strategy and form of investment vehicle.

Mortgage Strategies

ZAIS Group’s mortgage investment platform combines a skilled team of experienced mortgage investors with analytical and risk management systems focused on the residential and commercial mortgage sectors. ZAIS Group has organized its internal resources to address opportunities across the mortgage markets as such opportunities evolve. Over time, ZAIS Group has successfully positioned its platform to capitalize on market dislocations and the subsequent recovery of the mortgage securities and whole loan markets. ZAIS Group has built a fully integrated investment platform focused on analyzing and managing both securitized and whole loan assets. ZAIS Group’s mortgage team is actively engaged in asset selection, underwriting, and servicing processes. ZAIS Group believes these strategies are well suited to the current mortgage environment to capitalize on market conditions including limited mortgage credit availability. As of December 31, 2014, ZAIS Group has approximately $1.43 billion deployed in mortgage strategies.

Corporate Debt Strategies

ZAIS Group’s corporate credit expertise and proprietary analytics platform and experienced credit analysts allow ZAIS Group to provide solutions and insight to optimize portfolios backed by corporate debt. ZAIS Group believes, regardless of product form or credit ratings, that integrating a breadth of information across corporate credit markets can generate investment ideas and risk management processes capable of generating above average returns. ZAIS Group has consistently sought to offer its investors opportunities to capitalize on dislocated markets across the corporate credit spectrum. As of December 31, 2014, ZAIS Group has approximately $1.93 billion deployed in corporate debt strategies.

Multi-Strategy Vehicles

ZAIS Group also uses its credit expertise and analytics platform to manage four multi strategy funds that focus on various other specialized credit investments. Some of these multi strategy funds contain investments in mortgage and corporate debt strategies referred to above. As of December 31, 2014, ZAIS Group has approximately $770 million deployed in multi-strategy funds.

19

AUM by Strategy(1)

AUM by Vehicle Type(1)

(1)	As of December 31, 2014. Percentages are approximate and subject to change. ZAIS Group’s AUM is primarily comprised of (i) cash plus aggregate principal balance of investments with respect to certain non-mark-to-market structured vehicles; (ii) cash plus market value of investments with respect to certain structured vehicles; (iii) total assets for mark-to-market funds and separately managed accounts; and (iv) uncalled capital commitments, if any, for funds that are not in liquidation. AUM also includes assets in the warehouse phase for new structured credit vehicles and does not treat leverage and other operating liabilities as a reduction of AUM. ZAIS Group’s December 31, 2014 AUM uses values for: Epics I, Ltd. and Co-Epics I, Ltd. as of December 22, 2014, Euro Epics and Galleria CDO V, Ltd. as of December 10, 2014, ZAIS Investment Grade Limited IX as of December 3, 2014, ZAIS CLO 1, Limited as of December 4, 2014, ZAIS CLO 2 Limited as of December 16, 2014, ZAIS Financial Corp. as of September 30, 2014.

20

Investment Operations and Information Technology

Since inception, ZAIS Group has developed proprietary, integrated analytics, trading, accounting, and portfolio management applications as a technological foundation for its businesses. These applications are maintained and supported by technology and analytics professionals located in the United States. ZAIS Group’s technology platform was initially developed at a time when vendor solutions were either unavailable or deemed inadequate to support its requirements. Going forward, for each new business ZAIS Group considers, the technological requirements and costs to support that business are included in the assessment of the investment opportunity. ZAIS Group is constantly evaluating whether to build or buy the requisite technology needed by its businesses.

Fee and Income Structure

For the management of its investment products and other vehicles, ZAIS Group receives fees and other income as follows:

Management Fees

Management fee income is typically based on a fixed annual percentage of assets ZAIS Group manages for each ZAIS Managed Entity, and it is intended to compensate ZAIS for the time and effort ZAIS Group expends in researching, and managing investments.

Hedge funds and accounts:  Management fees earned by ZAIS Group for funds and accounts with hedge fund-style fee arrangements generally range from 0.50% to 1.25%, annually, based on net asset value of these funds and accounts prior to the accrual of incentive fees/allocations.

Private equity funds and accounts:  Management fees earned by ZAIS Group for funds and accounts with private equity-style fee arrangements generally range from 0.25% to 0.50%, annually, based on either the net asset value of these funds and accounts prior to the accrual of incentive fees/allocations or on the amount of capital committed to these funds and accounts by its investors.

Structured Vehicles (CDOs):  Management fees earned by ZAIS Group for the CDOs managed by ZAIS Group generally range from 0.15% to 0.50%, annually, and generally are based on the par value of the collateral and cash held in the CDOs.

ZFC REIT: Management fees earned by ZAIS Group for the ZFC REIT is 1.50%, annually, based on ZFC REIT's stockholders' equity, as defined in the amended and restated investment advisory agreement between ZAIS Group and ZFC REIT.

Incentive Income

In some cases, ZAIS Group receives incentive income when certain pre-agreed financial hurdles have been met.

Hedge funds and accounts:  For funds and accounts with hedge fund-style fee arrangements, incentive income earned by ZAIS Group generally ranges from 10% to 20% of the net realized and unrealized profits attributable to each investor, subject to a hurdle (if any) set forth in each respective entity’s operative agreement. Additionally, all of ZAIS Group’s funds and accounts with hedge fund-style fee arrangements are subject to a perpetual loss carry forward or perpetual “high-water mark,” meaning that the funds and accounts will not pay incentive fees/allocations to ZAIS Group with respect to positive investment performance generated for an investor in any year following negative investment performance until that loss is recouped, at which point an investor’s capital balance surpasses the high-water mark. The funds and accounts pay incentive fees/allocations to ZAIS Group on any net profits in excess of the high-water mark.

Private equity funds and accounts:  For funds and accounts with private equity-style fee arrangements, incentive income earned by ZAIS Group is generally 20% of all profits, subject to the return of contributed capital (and subordinate management fees, if any), and a preferred return as specified in each fund’s advisory agreement.

21

Structured Vehicles (CDOs):  For CDOs, incentive income earned by ZAIS Group generally ranges from 10% to 20% of all profits, subject to the return of contributed capital (and subordinate management fees, if any), and a preferred return as specified in the respective CDO’s collateral management agreements.

Capital Invested In and Through ZAIS Group’s Products

As further alignment of ZAIS Group’s interests with those of its investors, ZAIS Group and various of its eligible professionals have invested capital in the products ZAIS Group sponsors and manages.

Regulatory and Compliance Matters

ZAIS Group is subject to extensive regulation by a number of regulators and self-regulatory organizations that have the authority to authorize, and in specific circumstances to limit, restrict or prohibit, regulated entities from carrying out particular activities if they fail to comply with applicable laws and regulations. A significant failure to comply could expose ZAIS Group to liability or reputational damage. Further, new legislation, heightened regulatory oversight of fundraising activities, changes in rules of self-regulatory organizations or exchanges or changes in the interpretation or enforcement of existing laws and regulations may directly affect ZAIS Group’s operations and profitability.

Rigorous legal and compliance analysis of ZAIS Group’s businesses and investments is ingrained in its culture. ZAIS Group strives to maintain a culture of compliance through the use of carefully tailored policies and procedures, monitoring and oversight, a code of ethics, compliance systems, communication of compliance guidance and employee education and training, including by making clear that doing business in compliance with applicable law and regulations is the responsibility of each of ZAIS Group’s employees. ZAIS Group has a compliance group that monitors ZAIS Group’s compliance with the regulatory requirements to which ZAIS Group is subject and manages ZAIS Group’s compliance policies and procedures. ZAIS Group’s Chief Compliance Officer supervises ZAIS Group’s compliance group, which is responsible for monitoring the regulatory and compliance matters that affect ZAIS Group’s activities. ZAIS Group’s compliance policies and procedures address a wide variety of regulatory and compliance obligations that arise under the various bodies of law that apply to ZAIS Group’s business. Senior management is involved in various aspects of ZAIS Group’s compliance program, including through active participation on relevant governance committees.

All employees are evaluated each year on a variety of performance criteria, one of which is their compliance record, including their contribution to fostering a culture of ethics and compliance. ZAIS Group’s Chief Compliance Officer reviews, contributes content as appropriate and approves each employee’s compliance performance review, to maintain the independence of this aspect of the annual performance review process. A failure to conduct business in compliance or to contribute to ZAIS Group’s culture of ethics and compliance can have a significant impact on incentive compensation.

United States

ZAIS Group is registered with the SEC as an investment adviser pursuant to the Advisers Act. The Advisers Act, together with the SEC’s regulations and interpretations thereunder, is a highly prescriptive regulatory statute. The SEC is authorized to institute proceedings and impose sanctions for violations of the Advisers Act, ranging from fines and censures to termination of an adviser’s registration.

Under the Advisers Act, an investment adviser (whether or not registered under the Advisers Act) owes fiduciary duties to its clients. These duties impose standards, requirements and limitations on, among other things, trading for proprietary, personal and client accounts; allocations of investment opportunities among clients; use of “soft dollars,” a practice that involves using client brokerage commissions to purchase research or other services that help managers make investment decisions; execution of transactions; and recommendations to clients. On behalf of its investment advisory clients, ZAIS Group makes decisions to buy and sell securities for each portfolio, selects broker dealers to execute trades and negotiates brokerage compensation.

The Advisers Act also imposes specific restrictions on an investment adviser’s ability to engage in principal and cross transactions. ZAIS Group policy permits cross trades so long as no client is disfavored. Generally, cross trades between clients will be permitted if: (1) third party bids are obtained to assess appropriate market values, (2) ZAIS Group receives any necessary client permissions following disclosure of certain material facts related to any such trade; and (3) complete records are maintained. Any cross trades involving assets for which third party bids are not available will only be executed after obtaining a reasonable, independent indicator of value and approval from the ZAIS Group Conflicts/Cross Trade Committee. ZAIS Group does not receive any special compensation for cross trades. While cross trades may create the appearance of a conflict of interest, ZAIS Group believes its cross trade procedures mitigate the potential conflict and provide all parties to the transaction with a fair and equitable price.

22

As a registered investment adviser, ZAIS Group is subject to many additional requirements that cover, among other things, disclosure of information about its business to clients; maintenance of written policies and procedures; maintenance of extensive books and records; restrictions on the types of fees ZAIS Group may charge; custody of client assets; client privacy; advertising; and solicitation of clients. The SEC has legal authority to inspect any investment adviser and typically inspects a registered adviser periodically to determine whether the adviser is conducting its activities in compliance with (i) applicable laws and regulations, (ii) disclosures made to clients and (iii) adequate systems, policies and procedures reasonably designed to prevent and detect violations.

Under the Advisers Act, ZAIS Group’s investment management agreements may not be assigned without the client’s consent. The term “assignment” is broadly defined and includes direct assignments as well as assignments that may be deemed to occur upon the transfer, directly or indirectly, of a controlling interest in ZAIS Group.

Section 28(e) of the Exchange Act provides a “safe harbor” to investment managers who use commission dollars generated by their advised accounts to obtain investment research and brokerage services that provide lawful and appropriate assistance to the manager in the performance of investment decision-making responsibilities. ZAIS Group, as a matter of policy, does not use “soft dollars” and so it has no incentive to select or recommend a broker or dealer based on any interest in receiving research or related services. Rather, ZAIS Group selects brokers based on its clients’ interest in receiving best execution.

With respect to certain investment vehicles, ZAIS Group is also registered with the CFTC as a CPO or CTA. ZAIS Group is also a member of the NFA, the commodity and futures industry self-regulatory organization that inspects CPOs and CTAs for compliance with the CFTC’s and its own rules and regulations. As with the Advisers Act, the CEA governs many aspects of ZAIS Group’s derivatives-related business.

ZAIS Group is also a member of two SEFs, each of which is a self-regulatory organization with its own rulebook, and with inspection and enforcement authority. The SEFs of which ZAIS Group is a member have contracted with the NFA to conduct compliance inspections of their members.

ZAIS Group’s mortgage-related business activities are regulated by the Consumer Financial Protection Bureau and state regulatory bodies in the states in which ZAIS Group carries out this business. If ZAIS Group commences securitizing the mortgages it acquires through its conduit business, ZAIS Group will become subject to a variety of obligations, including new SEC regulations concerning asset-backed securities and interactions with credit rating agencies.

ZAIS Group was examined by the NFA beginning in November 2014, as a new CFTC registrant.  The examination resulted in one finding concerning ZAIS Group’s business continuity plan, which was promptly updated. In connection with examinations by the SEC’s Office of Compliance Inspections and Examinations in 2009 and in 2011, ZAIS Group was made aware of certain issues that ZAIS Group chose to address voluntarily to allay concerns about certain practices, as well as to enhance its governance structure and compliance policies and procedures. In both instances, ZAIS Group engaged an independent advisory firm to conduct an internal examination of the issues presented. One of the examinations involved certain trading practices involving the packaging and distribution of certain CDOs. As a result of the independent advisory firm’s review and after considering its advice, ZAIS Group voluntarily decided to reimburse investors to satisfy itself they had not been even arguably disadvantaged, and ZAIS Group adopted policies and procedures to strengthen its compliance efforts in a number of respects. ZAIS Group also adopted a governance committee structure and a variety of other compliance policies and procedures to address related issues that were identified during the review. The second examination resulted from an anonymous allegation relating to the manner in which ZAIS Group acquired certain investment management agreements (“IMAs”) for certain CDO funds in September 2008. As a result of this review, the independent advisory firm concluded that ZAIS Group did not have any improper material advantage in bidding for the IMAs and that investors were not harmed, but that certain of ZAIS Group’s employees should have exhibited greater sensitivity to their fiduciary and other obligations to a prior employer, and been more meticulous in following bidding procedures. These conclusions resulted in a number of recommendations for strengthening certain of ZAIS Group’s policies and procedures and enhanced supervisions of certain employees. ZAIS Group also strengthened certain of its supervisory and compliance functions. The employees principally involved in this matter terminated their relationships with ZAIS Group in 2012.

23

United Kingdom

ZAIS Group (UK) Limited, a wholly owned subsidiary of ZAIS Group is authorized and regulated by the Financial Conduct Authority in the United Kingdom. Its regulatory authorizations fall within the framework established by the European Markets in Financial Instruments Directive (as implemented into English law) and encompass, among other things, the ability to advise on investments, manage investments and arrange deals in investments for non-retail clients. ZAIS Group (UK) Limited has exercised its right to provide these services to clients across the European Economic Area by passporting its regulatory authorizations into all other EEA member states.

ZAIS Group (UK) Limited does not hold client money and, on the basis of its size and systemic importance, the Financial Conduct Authority has assigned the firm a “C4” conduct classification and a “P3” prudential classification, which entail the lowest levels of supervision for authorized firms.

Competition

ZAIS Group competes in all aspects of its business with other investment management companies, including investment funds, hedge funds, private equity funds and traditional and non-traditional financial services companies, including commercial banks and insurance companies. ZAIS Group faces competition in the pursuit of outside investors for its funds. ZAIS Group also pursues investment opportunities for client accounts and for ZAIS Group alongside many competitors.

ZAIS Group competes for outside investors based on a variety of factors, including:

•	investment performance;

•	investor perception of investment managers’ drive, focus and alignment of interest;

•	terms of investment, including the level of fees and expenses charged for services;

•	ZAIS Group’s actual or perceived financial condition, liquidity and stability;

•	the quality and mix of services provided to, and the duration of relationships with, investors; and

•	ZAIS Group’s business reputation.

In order to grow its business, ZAIS Group must be able to compete effectively for outside investors. ZAIS Group must also effectively execute its investment strategies on behalf of its clients and itself. ZAIS Group’s ability to successfully implement its investment strategies is based on a variety of factors, including:

•	the experience and insights of its management team;

•	the research and recommendations of its portfolio management team;

•	its efficient investment analysis and decision-making processes; and

•	the effective support of its analytics platform and trading personnel.

Many of ZAIS Group’s competitors are substantially larger and may possess greater financial and technical resources. Several of these competitors have recently raised, or are expected to raise, significant amounts of capital and many of them have similar investment objectives to ZAIS Group, which may create additional competition for investment opportunities. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to ZAIS Group, which may create competitive disadvantages for ZAIS Group with respect to investment opportunities. Some of these competitors may have higher risk tolerance, make different risk assessments or have lower return thresholds, which could allow them to consider a wider variety of investments, bid more aggressively for investments that ZAIS Group wants to make or accept legal or regulatory limitations or risks ZAIS Group would be unable or unwilling to accept. Moreover, an increase in the allocation of capital to alternative investment strategies by institutional and individual investors could lead to a reduction in the size and duration of pricing inefficiencies that many of ZAIS Group’s investment funds seek to exploit. Alternatively, a decrease in the allocation of capital to alternative investments strategies could intensify competition for that capital and lead to fee reductions and redemptions, as well as difficulty in raising new capital.

24

Competition is also intense for the attraction and retention of qualified employees. ZAIS Group’s ability to continue to compete effectively in its businesses will depend upon its ability to attract new employees and retain and motivate existing employees.

Properties

ZAIS’s principal executive offices are located in leased office space at Two Bridge Avenue, Red Bank, New Jersey. ZAIS also leases the space for its offices in London and Shanghai. ZAIS does not directly own any real property. ZAIS considers these facilities to be suitable and adequate for the management and operation of its business, although it will remain active in evaluating alternative options should the need arise.

Employees

ZAIS believes that one of the strengths and principal reasons for its success is the quality and dedication of its people. As of March 20, 2015, ZAIS employed over 120 individuals (subject to reduction upon the termination of business operations in Shanghai as described in Item 2.05), including over 45 investment professionals, located in ZAIS’s Red Bank, London and Shanghai offices.

Legal Proceedings

Although ZAIS may, from time to time, be involved in litigation arising out of its operations in the normal course of business or otherwise, ZAIS is currently not a party to any pending material legal proceedings.

Risk Factors

Except as provided below, the risk factors related to the Company’s business and operations are described in the Proxy Statement in the section entitled “Risk Factors” beginning on page 33, which is incorporated by reference herein.

ZAIS Group’s AUM has been subject to volatility.

Historically, ZAIS Group’s AUM has fluctuated from time to time. ZAIS Group’s AUM has declined significantly from its peak of $11.7 billion prior to the financial crisis in 2008 to $4.1 billion as of December 31, 2014, largely attributable to the return of investor capital from certain private equity style funds, the termination of certain CDOs managed by ZAIS Group, certain investor redemptions and the challenges of raising significant new assets to replace those assets being returned to investors. These challenges stem largely from structured credit products being disfavored by investors in the continuing low interest rate environment. In this environment, investor inflows have gravitated toward equity and macro managers as interest rates remained relatively flat, a trend that will likely continue until interest rates rise to a level presenting more attractive yields.

Further, ZAIS Group currently has additional funds representing total AUM of approximately $518 million that are winding down and are in liquidation. If ZAIS Group is unable to raise significant new assets to replace those that will be returned to investors its AUM would be subject to further decline resulting in a lower base of assets on which it charges management fees and may receive incentive income. This, in turn, would negatively impact ZAIS Group’s revenue and results of operations.

25

Poor performance of ZAIS Group’s funds would cause a decline in ZAIS Group’s revenue and results of operations, and would adversely affect ZAIS Group’s ability to raise capital for future funds.

ZAIS Group’s revenue is derived principally from two sources: (1) management fee income, based on the size of ZAIS Group’s funds and (2) incentive income, based on the performance of ZAIS Group’s funds. Although ZAIS Group believes that a portion of its revenue is consistent and recurring due to ZAIS Group’s investment strategy and the nature of ZAIS Group’s fees, a portion of ZAIS Group’s revenue and cash flow is variable, primarily due to the fact that the performance fees from ZAIS Group’s funds can vary from year to year. For the year ended December 31, 2014, performance fees were 74.6% of ZAIS Group’s total revenues, representing a 122.7% increase over the year ended December 31, 2013. For the years ended December 31, 2013 and December 31, 2012, performance fees were 49.9% and 76.7% of ZAIS Group’s total revenues, respectively. In the event that any of ZAIS Group’s funds perform poorly, ZAIS Group’s revenue and results of operations will decline, and it will likely be more difficult for ZAIS Group to raise new capital. In addition, fund investors may withdraw their investments in ZAIS Group’s funds as a result of poor performance of ZAIS Group’s funds or otherwise. ZAIS Group’s investors and potential investors continually assess ZAIS Group’s funds’ performance and ZAIS Group’s ability to raise capital.

A significant portion of ZAIS Group’s AUM is or may be derived from a small number of clients, the loss of which could significantly reduce ZAIS Group’s management fees and have a material adverse effect on ZAIS Group’s results of operations.

Certain of ZAIS Group’s strategies are or may derive a significant portion of their total AUM from assets of a single client or a small number of clients. As of December 31, 2014, two investors accounted for approximately 23% of ZAIS Group’s AUM and ZAIS Group’s 10 largest investors accounted for approximately 51% of ZAIS Group’s AUM. If any such clients withdraw all or a portion of their AUM, ZAIS Group’s business would be significantly affected, which would negatively impact ZAIS Group’s management fees and could have a material adverse effect on ZAIS Group’s results of operations and financial condition.

Risks Related to ZAIS Group’s Funds and Managed Accounts

Dependence on leverage by certain of ZAIS Group’s funds subjects them to potential volatility and contractions in the debt financing markets and could adversely affect ZAIS Group’s ability to achieve attractive rates of return on those investments.

Certain of ZAIS Group’s funds use leverage, and ZAIS Group’s ability to achieve attractive rates of return on investments in those funds will depend on ZAIS Group’s ability to access sufficient sources of indebtedness at attractive rates. ZAIS Group’s funds may choose to use leverage as part of their respective investment programs. As of December 31, 2014, ZAIS Group served as investment manager to three funds utilizing various degrees of leverage. These funds had combined AUM of $1.3 billion. The weighted average leverage ratio of these funds is approximately 94.42% (based on net asset value), with one fund accounting for a majority of the leverage employed. The use of leverage poses a significant degree of risk and enhances the possibility of a significant loss to investors. A fund may borrow money from time to time to make investments or may enter into derivative transactions that have embedded leverage. The interest expense and other costs incurred in connection with such borrowing or embedded leverage may not be recovered by returns on such investments and may be lost, and the timing and magnitude of such losses may be accelerated or exacerbated, in the event of a decline in the market value of such investments. Gains realized with borrowed funds may cause the fund’s net asset value to increase at a faster rate than would be the case without borrowings. However, if investment results fail to cover the cost of borrowings, the fund’s net asset value could also decrease faster than if there had been no borrowings. An increase in interest rates could also decrease the value of fixed-rate debt investments that ZAIS Group’s funds make. Any of the foregoing circumstances could have a material adverse effect on ZAIS Group’s business, results of operations and financial condition.

If ZAIS Group’s funds or the issuers or companies in which ZAIS Group’s funds invest raise capital in the structured credit, leveraged loan or high yield bond markets, the results of their operations may suffer if such markets experience dislocations, contractions or volatility. Any such events could adversely impact the availability of credit to businesses generally and could lead to an overall weakening of the U.S. and global economies. Any economic downturn could adversely affect the financial resources of ZAIS Group’s funds and their investments (in particular those investments that depend on credit from third parties or that otherwise participate in the credit markets) and their ability to make principal and interest payments on, or refinance, outstanding debt when due. Moreover, these events could affect the terms of available debt financing with, for example, higher rates, higher equity requirements or more restrictive covenants.

26

The absence of available sources of sufficient debt financing for extended periods of time or an increase in either the general levels of interest rates or in the risk spread demanded by sources of indebtedness would make it more expensive to finance those investments. Certain investments may also be financed through borrowings on fund-level debt facilities, which may or may not be available for a refinancing at the end of their respective terms. In addition, the interest payments on the indebtedness used to finance ZAIS Group’s funds’ investments are generally deductible expenses for applicable income tax purposes, but may be subject to limitations with respect to timing or amount under applicable tax law and policy. Any change in such tax law or policy to eliminate or substantially limit the availability of these income tax deductions may reduce the after-tax rates of return on the affected investments for certain investors, which may have an adverse impact on ZAIS Group’s businesses and financial results.

If the markets make it difficult or impossible to refinance debt that is maturing in the near term, some of ZAIS Group’s investee companies may be unable to repay such debt at maturity and may be forced to sell assets, undergo a recapitalization or seek bankruptcy protection. Any of the foregoing circumstances could have a material adverse effect on ZAIS Group’s business, results of operations and financial condition.

Certain of ZAIS Group’s funds invest in RMBS and residential mortgage loans that are subject to particular risks.

Certain of ZAIS Group’s funds invest in RMBS and residential mortgage loans. These loans may be either retained or securitized, the securities of which may be sold to third party investors. As of December 31, 2014, ZAIS Group served as investment manager to 8 funds investing in RMBS or residential mortgage loans. These funds have combined AUM of approximately $1.43 billion.

Holders of RMBS or residential mortgage loans that underlie RMBS generally bear risks inherent in investment in structured credit and leveraged loans. In particular, the rate of defaults and losses will be affected by a number of factors, including general economic conditions, the unemployment rate, the level of interest rates, the availability of mortgage credit, local conditions in the geographic area where the related mortgaged property is located, the terms of the loan, the borrower’s equity in the mortgaged property and the financial circumstances of the borrower. Further, a region’s economic condition and housing market may be directly, or indirectly, adversely affected by natural disasters or civil disturbances such as earthquakes, hurricanes, fires, floods, eruptions or riots. The above factors may have a larger effect depending on the composition of the residential mortgage loans that underlie an RMBS. For example, an RMBS may invest in subprime, non-conforming mortgage loans, balloon mortgage loans, interest only mortgage loans, adjustable-rate mortgage loans, and negatively amortizing mortgage loans, all of which may be subject to greater risks than traditional fixed rate mortgage loans. The residential mortgage loans underlying an RMBS may not be diversified in terms of geography, interest rates or terms.

Foreclosure.  Residential mortgage foreclosure rates increased significantly in connection with the crisis in the credit markets that began in 2007 – 2008. This trend negatively impacted the financial and capital markets generally and the mortgage-lending and mortgage-investment industry segments more specifically. If a residential mortgage loan is in default, foreclosure of such residential mortgage loan may be a lengthy and difficult process, and may involve significant expenses. Furthermore, the market for defaulted residential mortgage loans or foreclosed properties may be very limited. In the event that ZAIS Group invests in residential mortgage loans that are subsequently foreclosed on, ZAIS Group would likely lose some or all of its investment, which could have a material adverse effect on ZAIS Group’s performance and profitability.

Underwriting.  Defaults may result from substandard underwriting and purchasing guidelines or the failure of the loan originator to comply with good or adequate origination guidelines. The applicable originator’s underwriting standards and any applicable purchasing guidelines may not identify or appropriately assess the risk that the interest and principal payments due on a mortgage loan will be repaid when due, or at all, or whether the market value of the related mortgaged property will be sufficient to otherwise provide for recovery of such amounts. In addition, with respect to any exceptions made to the applicable originator’s underwriting standards in originating a mortgage loan, those exceptions may be subjective and may increase the risk that principal and interest amounts may not be received or recovered and compensating factors, if any, which may be the premise for making an exception to the underwriting standards may not, in fact, compensate for any additional risk. No assurance can be given that any of the mortgage loans that ZAIS Group acquires from an originator will comply with such originator’s underwriting guidelines or that any mortgage loans will have compensating factors in the event that those mortgage loans do not comply with the related originator’s underwriting guidelines. Mortgage loans owned by ZAIS Group’s funds either directly or through RMBS may have been originated with less stringent underwriting guidelines than mortgage loans being originated in the current environment.

27

Prepayment.  The rate of prepayments of newly originated residential mortgage loans will be sensitive to prevailing interest rates. Generally, if prevailing interest rates decline, mortgage prepayments may increase if refinancing is available at lower interest rates. If prevailing interest rates rise, prepayments on the mortgage loans may decrease. However, an expansion of credit could result in an increase in refinancing activity even in a rising interest rate environment if credit standards are relaxed and underwriting guidelines expanded. Prepayments also may occur as a result of solicitations of the borrowers by mortgage loan lenders. In addition, the timing of prepayments of principal may also be affected by liquidations of or insurance payments on the mortgage loan, or repurchases by the related originator for breaches of representations and warranties or defective documentation. An increase in prepayments has a negative effect on the value of mortgage loans due to the loss of future interest payments.

Liability of Ownership.  Ownership of residential mortgage loans also includes the potential of certain legal risks of ownership, including assignee liabilities. The Truth in Lending Act provides that subsequent purchasers of residential mortgage loans originated in violation of certain requirements specified in the Truth in Lending Act may have liability for such violations. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) also prohibits lenders from originating residential mortgage loans unless the lender determines that the borrower has a reasonable ability to repay the loan. This requirement has been codified in the “ability-to-repay” rules (collectively, the “ATR Rules”) under the Truth in Lending Act (“Regulation Z”). The ATR Rules, among other things, require that originators follow certain procedures and obtain certain documents in order to make a reasonable, good faith determination of a borrower’s ability to repay a residential mortgage loan. In addition, the U.S. Consumer Financial Protection Bureau has issued regulations, which became effective January 2014, specifying the standards for a “qualified mortgage” that would have the benefit of a safe harbor from liability under the ATR Rules if certain requirements are satisfied, or a rebuttable presumption from such liability if only certain of these requirements are satisfied. Interest-only loans, hybrid mortgage loans and balloon loans, as well as loans with a debt-to-income ratio exceeding 43% in general do not constitute qualified mortgages. Possible liabilities that could be required to be paid by an assignee of a mortgage loan include actual damages suffered by the borrower, litigation costs (which could exceed the principal amount of a mortgage loan), statutory damages and special statutory damages. A borrower may also assert a violation of the ATR Rules as a defense in a foreclosure action. Various state and local legislatures may adopt similar or more onerous provisions in the future. ZAIS Group is unable to predict how these laws and regulations relating to assignee liability may affect the ability of the fund to successfully complete exit strategies that utilize securitization. In addition, the qualified mortgage rule may adversely affect the market generally for mortgage-backed securities, if investors are not willing to invest in pools of mortgage loans that do not satisfy the qualified mortgage requirement.

Third Party Service Providers.  Mortgage loans are subject to risks of loss related to the third party service providers, including from violations of consumer protection laws, servicing protocols and servicing errors, including errors in the recordation of mortgage loans, or other factors that may cause foreclosure delays. Loan modifications by servicers may impact the value of mortgage loans.

Certain of ZAIS Group’s funds invest in commercial related mortgage assets that are subject to particular risks.

ZAIS Group’s funds invest in a variety of assets backed by commercial mortgages including CMBS, commercial real estate mortgages and mezzanine loans and direct commercial property ownership. As of December 31, 2014, ZAIS Group served as an investment manager to eight funds investing in CMBS, commercial real estate mortgages and mezzanine loans and direct commercial property ownership. The fair market value of the CMBS, commercial real estate mortgages and mezzanine loans and direct commercial property ownership held by these funds was approximately $56.5 million as of December 31, 2014.

28

The value of the commercial mortgage loans and the assets backed by commercial mortgages will be influenced by the rate of delinquencies and defaults experienced on the commercial mortgage loans and by the severity of loss incurred as result of such defaults. The factors influencing delinquencies, defaults and loss severity include: (i) economic and real estate market conditions by industry sectors (e.g., multifamily, retail, office, etc.); (ii) the terms and structure of the mortgage loans; and (iii) any specific limits to legal and financial recourse upon a default under the terms of the mortgage loan.

Exercise of foreclosure and other remedies may involve lengthy delays and additional legal and other related expenses on top of potentially declining property values. In certain circumstances, the creditors may also become liable upon taking title to an asset for environmental or structural damage existing at the property.

Commercial mortgage loans are generally viewed as having a greater risk of loss through delinquency and foreclosure than investing in the securities of single family residences. The ability of a borrower to repay a loan secured by income-producing property typically is dependent primarily upon the successful operation and operating income of such property (i.e., the ability of tenants to make lease payments, the ability of a property to attract and retain tenants, and the ability of the owner to maintain the property, minimize operating expenses and comply with applicable zoning and other laws) rather than upon the existence of independent income or assets of the borrower. Many commercial mortgage loans provide recourse only to specific assets, such as the property, and not against the borrower's other assets or personal guarantees.

Commercial mortgage loans generally do not fully amortize, which can necessitate a sale of the property or refinancing of the remaining “balloon” amount at or prior to maturity of the mortgage loan. Accordingly, investors in commercial mortgage loans and CMBS bear the risk that the borrower will be unable to refinance or otherwise repay the mortgage at maturity, thereby increasing the likelihood of a default on the borrower's obligation.

The repayment of a commercial mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the amount of the mortgaged property’s cash flow (or its potential to generate cash flow). However, net operating income and cash flow are often based on assumptions regarding tenant behavior and market conditions. Net operating income and cash flow can be volatile over time and may be insufficient to cover debt service on the mortgage loan at any given time. Lenders typically look to the debt service coverage ratio (that is, the ratio of net cash flow to debt service) of a mortgage loan secured by income-producing property as an important measure of the risk of default of that mortgage loan.

The net operating income, cash flow and property value of a commercial mortgage property may be adversely affected by a large number of factors specific to the property, such as:

•	the age, design and construction quality of the mortgage property;

•	perceptions regarding the safety, convenience and attractiveness of the mortgaged property;

•	the characteristics of the neighborhood where the mortgaged property is located;

•	the proximity and attractiveness of competing properties;

•	the adequacy of the mortgaged property’s management and maintenance;

•	increases in interest rates, real estate taxes and other operating expenses at the mortgaged property and in relation to competing properties;

•	an increase in the capital expenditures needed to maintain the mortgaged property or make improvements;

•	the dependence upon a single tenant, or a concentration of tenants, at the mortgaged property in a particular business or industry;

•	a decline in the financial condition of a major tenant at the mortgaged property;

•	an increase in vacancy rates for the applicable property type in the relevant geographic area;

•	a decline in rental rates as leases are renewed or entered into with new tenants;

29

•	national, regional or local economic conditions (including plant closings, military base closings, industry slowdowns and unemployment rates);

•	local real estate conditions (such as an oversupply of competing properties, space, multifamily housing, manufactured housing or hotel capacity);

•	natural disasters or civil disturbances such as earthquakes, hurricanes, fires, floods, eruptions or riots;

•	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other tenants, at a particular mortgaged property have leases that expire or permit the tenant(s) to terminate its or their lease(s) during the term of the related mortgage loan) and other lease terms, including co-tenancy provisions;

•	the creditworthiness of tenants;

•	tenant defaults;

•	in the case of rental properties, the rate at which vacant space or space under expiring leases is re-let; and

•	the mortgaged property’s “operating leverage” (i.e., the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants).

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of mortgaged properties with short-term revenue sources, such as short-term or month-to-month leases or leases with termination options, and may lead to higher rates of delinquency or defaults under the related mortgage loans.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections, including with respect to matters such as tenancy and rental income. The failure of these assumptions or projections in whole or in part could cause the underwritten or adjusted cash flows to vary substantially from the actual cash flows of a mortgaged property.

A portion of ZAIS Group’s revenue and cash flow is variable, which may impact ZAIS Group’s ability to achieve steady earnings growth on a quarterly basis and may cause volatility of Class A Common Stock.

Although ZAIS Group believes that a portion of its revenue is consistent and recurring due to ZAIS Group’s investment strategy and the nature of ZAIS Group’s fees, a portion of ZAIS Group’s revenue and cash flow is variable, primarily due to the fact that the performance fees from ZAIS Group’s funds can vary from year to year. For the year ended December 31, 2014, performance fees were 74.6% of ZAIS Group’s total revenues, representing a 122.7% increase over the year ended December 31, 2013. For the years ended December 31, 2013 and December 31, 2012, performance fees were 49.9% and 76.7% of ZAIS Group’s total revenues, respectively. Additionally, ZAIS Group may also experience fluctuations in ZAIS Group’s results from quarter to quarter and year to year due to a number of other factors, including changes in the values of ZAIS Group’s funds’ investments, changes in ZAIS Group’s operating expenses, the degree to which it encounters competition and general economic and market conditions. Such variability may lead to volatility in the trading price of Class A Common Stock. Moreover, ZAIS Group’s results for a particular period are not indicative of ZAIS Group’s performance in a future period.

30

Selected Historical Financial Information

The following table sets forth selected historical financial information of ZGP as of the dates and for the periods indicated. The financial information for ZGP as of and for the years ended December 31, 2014, 2013 and 2012 has been derived from ZGP’s audited financial statements for such periods, audited by KPMG LLP, independent registered public accountants.

You should read the following selected financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes incorporated by reference in this Current Report on Form 8-K.

31

	As of and for the Year Ended
	December 31,
	2014	2013	2012
	(Dollars in thousands)

Consolidated Statements of Comprehensive Income
Total revenues	$216,871	$155,357	$247,292
Total expenses	191,865	113,755	185,634
Total other income	49,826	7,416	119,438
Income tax expense	381	329	417
Discontinued operations	-	-	(1,232)
Foreign currency translation adjustment	(622)	(131)	1,001
Total Comprehensive Income	$73,829	$48,558	$180,448

Allocation of Total Comprehensive Income
Redeemable Non-controlling Interests	$41,014	$44,289	$146,961
Non-controlling interests of Consolidated Funds	2,101	1,751	429
ZAIS Group Parent, LLC Members	30,714	2,518	33,058
	$73,829	$48,558	$180,448

Consolidated Statements of Financial Condition
Cash and cash equivalents	$7,664	$8,432	$7,637
Assets of Consolidated Funds	1,300,896	1,283,173	1,659,005
Total Assets	1,319,539	1,302,516	1,681,403
Compensation payable	6,094	11,642	12,541
Liabilities of Consolidated Funds	828,722	828,406	1,156,475
Total Liabilities	837,898	843,994	1,176,965
Redeemable Non-controlling Interests	452,925	443,198	473,914
Equity	18,376	10,454	27,384
Equity attributable to Non-controlling Interests of Consolidated Funds	10,340	4,870	3,140
Total Equity	28,716	15,324	30,524
Distributable Earnings- Non-GAAP(1)	37,670	12,370	62,949
Adjusted EBITDA- Non-GAAP(1)	38,511	13,198	63,740

(1) Our calculations of Distributable Earnings and Adjusted EBITDA may not be directly comparable to other similar non-GAAP financial measures reported by other asset managers. ZGP believes that Distributable Earnings and Adjusted EBITDA are useful benchmarks for measuring ZGP's performance. Management also believes that investors should review the same supplemental financial measures that management uses to analyze the business. These measures supplement and should be considered in addition to and not in lieu of the results of operations prepared in accordance with GAAP. Refer to the "Supplemental Financial Information" included in the notes to the consolidated financial statements incorporated by reference in this Current Report on Form 8-K for more information on the differences between ZGP’s financial results reported pursuant to GAAP and its financial results reported as supplemental data. For reconciliations of ZGP's Distributable Earnings and Adjusted EBITDA to the most comparable GAAP measures, please see "ZGP Management's Discussion and Analysis of Financial Condition and Results of Operations Distributable Earnings and Adjusted EBITDA Reconciliations."

32

Management’s Discussion and Analysis of Financial Condition and Results of Operations

ZGP, a Delaware limited liability company, has been the managing member of ZAIS Group, a Delaware limited liability company, since ZAIS Group was formed in July 1997. Pursuant to a reorganization on March 31, 2014, ZGP became the sole member of ZAIS Group. As the managing member of ZAIS Group prior to the reorganization on March 31, 2014, ZGP consolidated the financial condition and results of operations of ZAIS Group into its financial statements, and the ownership interests of the other members of ZAIS Group were reflected as a non-controlling interest in ZGP’s consolidated financial statements. Subsequent to March 31, 2014, ZGP will continue to consolidate the financial condition and results of operations of ZAIS Group into its consolidated financial statements and will no longer reflect a non-controlling interest in ZGP’s Consolidated Statement of Financial Condition.

This discussion contains forward-looking statements and involves numerous known and unknown risks and uncertainties, including, but not limited to, those described in “Risk Factors” of this Form 8-K. Actual results and the timing of events may differ materially from those contained in any forward-looking statements due to a number of factors, including those included in the section entitled “Risk Factors” included or incorporated by reference in this Current Report on Form 8-K describing key risks associated with ZGP’s and its subsidiaries’ business, operations and industry. Amounts and percentages presented throughout this discussion and analysis of financial condition and results of operations may reflect rounding adjustments and as a result, totals may not appear to sum. The following discussion and analysis should be read in conjunction with the historical consolidated financial statements and related notes of ZGP incorporated by reference in this Current Report on Form 8-K.

Overview

A summary of ZGP’s results for the years ended December 31, 2014 and December 31, 2013 are as follows:

•	As of December 31, 2014 and December 31, 2013, ZGP’s AUM was approximately $4.1 billion and $5.1 billion, respectively. The AUM as of December 31, 2013 has been presented on a pro forma basis to present information consistently with the revised methodology used for 2014.

•	Management fee income, before elimination of fees generated from the Consolidated Funds (as described and defined below under “—Understanding ZGP’s Results”), was $28.3 million for the year ended December 31, 2014, compared to $36.8 million for the year-ended December 31, 2013. See Footnote 16 “Supplemental Financial Information” in ZGP’s consolidated financial statements for an illustration of the effects of consolidation on ZGP’s results of operations.

•	Incentive income, before elimination of income generated from the Consolidated Funds, was $84.8 million for the year ended December 31, 2014, compared to $38.1 million for the year ended December 31, 2013. See Footnote 16 “Supplemental Financial Information” in ZGP’s consolidated financial statements for an illustration of the effects of consolidation on ZGP’s results of operations.

•	Consolidated net income of ZGP was $74.5 million for the year ended December 31, 2014, of which, $31.3 million was allocated to members of ZGP with the remaining amount being allocated to non-controlling interests of Consolidated Funds and redeemable non-controlling interests, compared to consolidated net income of $48.7 million for the year ended December 31, 2013, of which, $2.6 million was allocated to members of ZGP with the remaining amount being allocated to non-controlling interests of Consolidated Funds and redeemable non-controlling interests.
•	Distributable Earnings (as described and defined under “—Understanding ZGP’s Results—Distributable Earnings and Adjusted EBITDA”) for ZGP was $37.7 million for the year ended December 31, 2014, compared to $12.4 million for the year-ended December 31, 2013.

•	Adjusted EBITDA (as described and defined under “—Understanding ZGP’s Results—Distributable Earnings and Adjusted EBITDA”) for ZGP was $38.5 million for the year ended December 31, 2014, compared to $13.2 million for the year-ended December 31, 2013.

A summary of ZGP’s results for the years ended December 31, 2013 and December 31, 2012 are as follows:

•	As of December 31, 2013 and December 31, 2012, ZGP’s AUM was approximately $5.1 billion and $5.9 billion, respectively. The AUM as of December 31, 2013 and December 31, 2012 has been presented on a pro forma basis to present information consistently with the revised methodology used for 2014.

•	Management fee income, before elimination of fees generated from the Consolidated Funds, was $36.8 million for the year ended December 31, 2013, compared to $37.4 million for the year ended December 31, 2012.

33

•	Incentive income, before elimination of income generated from the Consolidated Funds, was $38.1 million for the year ended December 31, 2013, compared to $127.5 million for the year ended December 31, 2012.

•	Consolidated net income of ZGP was $48.7 million the year ended December 31, 2013, of which, $2.6 million was allocated to members of ZGP with the remaining amount being allocated to non-controlling interests of Consolidated Funds and redeemable non-controlling interests, compared to consolidated net income of $179.4 million for the year ended December 31, 2012, of which, $32.6 million was allocated to members of ZGP with the remaining amount being allocated to non-controlling interests of Consolidated Funds and redeemable non-controlling interests.

•	Distributable Earnings for ZGP was $12.4 million for the year ended December 31, 2013, compared to $62.9 million for the year ended December 31, 2012.

•	Adjusted EBITDA for ZGP was $13.2 million for the year ended December 31, 2013, compared to $63.7 million for the year ended December 31, 2012.

See “Results of Operations” in this section for further discussions about the changes in ZGP’s consolidated revenues, expenses and net income.

For reconciliations of ZGP’s Distributable Earnings and Adjusted EBITDA to the most comparable GAAP measure, please see “—Distributable Earnings and Adjusted EBITDA Reconciliations” at the end of this section.

Understanding ZGP’s Results

GAAP requires that ZGP consolidate ZAIS Group as well as certain of the ZAIS Managed Entities in which ZGP has a minority ownership interest or no ownership interest, in ZGP’s consolidated financial statements (the “Consolidated Funds”). The majority ownership interests in the Consolidated Funds are held by the investors in the Consolidated Funds, and these interests are included in redeemable non-controlling interests and equity attributable to non-controlling interests of Consolidated Funds in the consolidated statements of financial condition.

When a ZAIS Managed Entity is consolidated, ZGP reflects the assets, liabilities, revenues, expenses and cash flows of that entity on a gross basis, subject to eliminations in consolidation. The consolidation has no effect on ZGP’s net income since its share of the earnings from these Consolidated Funds is included in equity. Conversely, the presentation of incentive income compensation expense and other expenses associated with generating such reclassified revenue is not affected by the consolidation process. The assets, liabilities, revenues and expenses attributable to non-controlling interests are presented as redeemable non-controlling interests and equity attributable to non-controlling interest of Consolidated Funds in ZGP’s consolidated financial statements. ZGP became the sole owner of ZAIS Group on March 31, 2014. Therefore, for any reporting periods prior to March 31, 2014, any membership interests of ZAIS Group held by members other than ZGP are reflected as non-controlling interests.

Distributable Earnings and Adjusted EBITDA

ZGP’s management reviews ZGP’s results on a Distributable Earnings and Adjusted EBITDA basis. Distributable Earnings and Adjusted EBITDA are key performance measures used by management when making operating decisions, assessing financial performance and allocating capital resources. Distributable Earnings and Adjusted EBITDA are non-GAAP financial measures that exclude the adjustments described below that are required for presentation of ZGP’s results on a GAAP basis:

•	Consolidating effects of the Consolidated Funds. Amounts related to the Consolidated Funds, including the related eliminations of management fees, incentive income and other revenues, as ZGP management reviews the total amount of management fees, incentive income and other revenues earned in relation to total AUM and fund performance. Management fees from the Consolidated Funds are accrued as earned and are calculated and paid monthly, quarterly or annually, depending on the individual agreements, consistent with the revenue recognition policy for the funds ZGP does not consolidate. ZGP also defers the recognition of incentive income from certain funds that ZGP does not consolidate until it is (i) contractually receivable, (ii) fixed or determinable (“crystallized”), and (iii) all related contingencies have been removed and collection is reasonably assured, consistent with the revenue recognition policy for the Consolidated Funds.

•	Net unrealized gain (loss) on investments. Management does not consider this item to be reflective of operating performance.

34

•	Compensation expense related to the Income Unit Plan. Employee compensation and benefit amounts attributable to the Income Unit Plan. The Income Unit Plan was initially implemented in 2013 and was designed to deliver equity-like participation in ZAIS Group’s pre-tax income to key employees. Payments under the Income Unit Plan are recognized as compensation under GAAP. The Income Unit Plan was terminated with an effective date of December 31, 2014.

•	Compensation expense related to Points awards recorded before related incentive income being recognized. Adjustments to reclassify certain of ZAIS Group’s legacy incentive compensation programs that were not designed for a GAAP reporting regime. These programs provided incentive compensation payments equal to a fixed percentage of incentive income received by ZAIS Group and were due and payable in the period ZAIS Group received the incentive income. Under GAAP, a portion of these incentive compensation payments are required to be recognized in accounting periods prior to the accounting periods in which the related incentive income was received and recognized. These adjustments reclassify certain of these incentive compensation expenses into the accounting period in which the associated incentive income was received and recognized. One of ZAIS Group’s existing incentive compensation programs with respect to one single separate account may cause a similar timing issue in the future. Otherwise, none of ZAIS Group’s current or ongoing incentive compensation programs are expected to cause similar timing issues for financial statements prepared in accordance with GAAP.

•	Equity-based compensation. Management does not consider these non-cash expenses to be reflective of its operating performance.

•	Certain other non-cash and non-operating items.

•	Any applicable taxes, interest expense and depreciation and amortization expenses.

Our calculations of Distributable Earnings and Adjusted EBITDA may not be directly comparable to other similar non-GAAP financial measures reported by other asset managers. ZGP believes that Distributable Earnings and Adjusted EBITDA are useful benchmarks for measuring ZGP’s performance. Management also believes that investors should review the same supplemental financial measures that management uses to analyze the business. These measures supplement and should be considered in addition to and not in lieu of the results of operations prepared in accordance with GAAP. Refer to the "Supplemental Financial Information" included in the notes to the consolidated financial statements incorporated by reference in this Current Report on Form 8-K for more information on the differences between ZGP’s financial results reported pursuant to GAAP and its financial results reported as supplemental data. For reconciliations of ZGP’s Distributable Earnings and Adjusted EBITDA to the most comparable GAAP measure, please see “ZGP Management’s Discussion and Analysis of Financial Condition and Results of Operations—Distributable Earnings and Adjusted EBITDA Reconciliations.”

Core Business

Revenues

ZGP’s operations have been financed primarily by cash flows generated by its core business. ZGP’s principal sources of revenues are management fees and incentive income for investment advisory services provided to the ZAIS Managed Entities. For any given period, ZGP’s revenues are influenced by the amount of AUM, the investment performance and the timing of when ZGP recognizes incentive income for certain assets of the ZAIS Managed Entities, as discussed below. As noted above, AUM has been trending downward since 2007. This trend results from the wind-up and liquidation of a number of private equity-style and structured vehicles coinciding with challenges ZAIS Group and other asset managers face in raising new capital in the wake of the 2008 financial crisis and declining interest rates. These challenges stem from structured credit products being disfavored by investors in a low interest rate environment. In this environment, credit-focused managers saw inflows gravitate toward equity and macro managers during 2014 as interest rates remained relatively flat, a trend that will likely continue until interest rates rise to a level presenting more attractive yields.

Management fees and incentive income are calculated under agreements between ZGP and its affiliates and each ZAIS Managed Entity. The ability of investors to contribute capital to and redeem capital from ZAIS Managed Entities is one of the components that causes ZGP’s AUM to fluctuate from quarter to quarter. Fluctuations in AUM also result from investment performance of the ZAIS Managed Entities. Accordingly, for any given quarter, ZGP’s revenues will be driven by the combination of AUM and the investment performance of the ZAIS Managed Entities.

Management fees. Management fees earned by ZAIS Group for funds and accounts with hedge fund-style fee arrangements generally range from 0.50% to 1.25%, annually, based on the net asset value of these funds and accounts prior to the accrual of incentive fees / allocation. Management fees earned by ZAIS Group for funds and accounts with private equity-style fee arrangements generally range from 0.50% to 1.50%, annually, based on either the net asset value of these funds and accounts prior to the accrual of incentive fees / allocations or on the amount of capital committed to these funds and accounts by its investors. Management fees earned by ZAIS Group for the CDOs managed by ZAIS Group generally range from 0.15% to 0.50%, annually, and are generally based on the par value of the collateral and cash held in the CDOs. Management fees earned by ZAIS Group for the ZFC REIT is 1.50%, annually, based on ZFC REIT's stockholders' equity, as defined in the amended and restated investment advisory agreement between ZAIS Group and ZFC REIT.

35

 In addition to the management fee income mentioned above, ZAIS Group may earn a subordinated management fee from CDOs for which ZAIS Group acts as collateral manager. The subordinated management fee is an additional payment for the same service, but has a lower priority in the CDO cash flows. The subordinated management fee is contingent upon the economic performance of the respective CDO assets. If the CDO experiences a certain level of asset defaults, these fees may not be paid. There is no recovery by the CDOs of previously paid subordinated fees. ZGP recognizes the subordinated management fee when collection is reasonably assured. When collection is not reasonably assured, ZGP recognizes the subordinated management fee as payments are received.

Incentive income. Incentive income is recognized when it is (i) contractually receivable, (ii) fixed or determinable, also referred to as crystallized and (iii) all related contingencies have been removed and collection is reasonably assured, which generally occurs in the quarter of, or the quarter immediately prior to, the distribution of the income by the ZAIS Managed Entities to ZAIS Group. The criteria for revenue recognition are typically met only after all contributed capital and the preferred return, if any, on that capital have been distributed to the ZAIS Managed Entities’ investors vehicles with private equity-style fee arrangements, and is typically met only after any profits exceed a high-water mark for vehicles with hedge fund style fee arrangements.

For funds and accounts with hedge fund-style fee arrangements, incentive income earned by ZAIS Group generally ranges from 10% to 20% of the net realized and unrealized profits attributable to each investor, subject to a hurdle (if any) set forth in each respective entity’s operative agreement. Additionally, all of ZAIS Group’s funds and accounts with hedge fund-style fee arrangements are subject to a perpetual loss carry forward, or perpetual “high-water mark,” meaning that the funds and accounts will not pay incentive fees / allocations to ZAIS Group with respect to positive investment performance generated for an investor in any year following negative investment performance until that loss is recouped, at which point an investor’s capital balance surpasses the high-water mark. The funds and accounts pay incentive fees / allocations to ZAIS Group on any net profits in excess of the high-water mark.

For funds and accounts with private equity-style fee arrangements, incentive income earned by ZAIS Group is generally 20% of all profits, subject to the return of contributed capital (and subordinate management fees, if any), and a preferred return as specified in each fund’s advisory agreement.

For CDOs, incentive income earned by ZAIS Group generally ranges from 10% to 20% of all profits, subject to the return of contributed capital (and subordinate management fees, if any), and a preferred return as specified in the respective CDOs’ collateral management agreements.

The management fees and incentive income from the Consolidated Funds are eliminated in consolidation, and therefore are not reflected as revenue in its consolidated financial statements. ZGP’s share of the earnings from the consolidated ZAIS Managed Entities is increased by the amount of the eliminated management fees and incentive income.

Other revenues. ZGP also accrues fees for data, funding and analytical services provided to outside parties and affiliated funds as earned.

Expenses

Employee compensation and benefits. Employee compensation and benefits is comprised of salaries, payroll taxes, employer contributions to welfare plans and discretionary and guaranteed cash bonuses and other contractual compensation programs payable to ZGP’s employees. ZGP generally recognizes employee compensation and benefits over the related service period. On an annual basis, compensation and benefits comprise a significant portion of total expenses, with discretionary cash bonuses and guaranteed cash bonuses and other contractual compensation programs generally comprising a significant portion of total compensation and benefits.

ZAIS Group’s compensation plans include the following:

ZAIS Group, LLC Income Unit Plan

Under the Income Unit Plan, a portion of ZGP’s net operating income (after making certain adjustments) is due to certain of its employees. These amounts are accrued as compensation expense in the period incurred. This plan was terminated with an effective date of December 31, 2014.

Cash and Equity Based Awards

Employee compensation and benefits relating to the issuance of cash-based and equity-based awards to certain employees is measured at fair value on the grant date. Compensation expense for awards that vest over a future service period is recognized over the relevant service period on a straight-line basis, adjusted for estimated forfeitures of awards not expected to vest. The compensation expense for awards that do not require future service is recognized immediately. Upon the end of the service period, compensation expense is adjusted to account for actual forfeiture rates. With respect to equity-based retention compensation, cash-settled awards are classified as liabilities and are re-measured at the end of each reporting period.

36

Compensation Directly Related to Incentive Income (also referred to as “Points”)

ZGP no longer awards Points to employees related to income from any ZAIS Managed Entities . Points were awarded to certain employees associated with the operation and management of certain ZAIS Managed Entities in the form of compensation agreements (“Points Agreements”). Under the Points Agreements, ZGP has an obligation to pay a fixed percentage of the incentive income earned from the referenced entities, including income from the Consolidated Funds that is eliminated in consolidation, to certain employees and former employees. Amounts payable pursuant to these arrangements are recorded as compensation expense when they become probable and reasonably estimable. The determination of when the Points become probable and reasonably estimable so that Points expense should be recorded is based on the assessment of numerous factors, particularly those related to the profitability, realizations, distribution status, investment profile and commitments or contingencies of certain ZAIS Managed Entities for which Points Agreements have been awarded. Points are expensed no later than the period in which the underlying income is recognized. Payment of the Points generally occurs in the same period the related income is received, but no later than thirty days after receipt. An employee’s right to receive payments related to their Points Agreement is generally subject to at least a partial risk of forfeiture if such employees’ employment with ZAIS Group ends.

General, administrative and other. General, administrative and other expenses are related to professional services, research services, occupancy and equipment, technology, travel and entertainment, insurance and other miscellaneous expenses.

Net gain (loss) on investments. Net gain (loss) on investments primarily consists of net gains and losses on ZAIS Group’s investments in the ZAIS Managed Entities.

Consolidated Funds

Income of Consolidated Funds. Revenues consist primarily of interest income and dividend income which is recognized on an effective interest rate method.

Expenses of Consolidated Funds. Expenses consist of interest expense, fund operating expenses and other miscellaneous expenses.

Net gains of Consolidated Funds’ investments. Net gains consist of net realized and unrealized gains and losses on investments held by the Consolidated Funds.

Results of Operations

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Revenues

	Year Ended December 31,		Change
	2014	2013	$	%
	(dollars in thousands)
Management fee income	$18,561	$26,579	$(8,018)	-30%
Incentive income	65,889	18,835	47,054	250%
Other revenues	481	1,265	(784)	-62%
Income of Consolidated Funds	131,940	108,678	23,262	21%
Total Revenues	$216,871	$155,357	$61,514	40%

Total revenues increased by $61.5 million primarily due to the following:

•	The $47.0 million increase in incentive income is primarily driven by the recognition of incentive income from the SerVertis and ZAIS Tydeus private equity style funds which are currently in liquidation. As of December 31, 2014, these funds have made cumulative distributions to investors in excess of their contributed capital and hurdle rate, if applicable, which resulted in ZAIS Group collecting incentive income. During the year ended December 31, 2014, the SerVertis and Tydeus funds have paid incentive fees to ZAIS Group of approximately $37.2 million and $22.0 million, respectively. As of December 31, 2014 these funds have accrued incentive fees payable to ZAIS Group of approximately $0.6 million. This total increase in incentive income of $59.2 million in 2014, offset by $15.2 million of incentive income crystalized in 2013 relating to the Zephyr A funds liquidation, account for the majority of the $47.0 million increase in incentive income in 2014.

•	The $8.0 million decrease in management fees was primarily due to the year-over-year reduction in AUM, which was driven by the liquidation of several hybrid private equity style funds during the year ended December 31, 2014.

•	The $23.3 million increase in income of Consolidated Funds was primarily allocated to non-controlling interests, as ZGP only has a minimal ownership interest, if any, in each of these funds.

37

The following table details the changes to our AUM for years ended December 31, 2014 and December 31, 2013.

	Year Ended December 31, 2014
	(dollars in billions)
	Corporate Credit Funds	Mortgage Related Strategies	Multi-Strategy Funds and Accounts	Total
Beginning of Period AUM (1)	$2.820	$1.721	$0.628	$5.169
Contributions (2)	0.831 (8)	0.001	0.157	0.989
Distributions (3)	(1.811)	(0.389)	-	(2.200)
Redemptions (4)	(0.063)	(0.056)	(0.035)	(0.154)
Profit & Loss (5)	(0.041)	0.083	0.044	0.086
Other (6)	0.195	0.073	(0.024)	0.244
End of Period AUM	$1.931	$1.433	$0.770	$4.134

Average AUM (7)	$2.376	$1.577	$0.699	$4.652

	Year Ended December 31, 2013
	(dollars in billions)
	Corporate Credit Funds	Mortgage Related Strategies	Multi-Strategy Funds and Accounts	Total
Beginning of Period AUM (1)	$3.248	$1.912	$0.776	$5.936
Contributions (2)	0.071 (9)	0.362	0.074	0.507
Distributions (3)	(0.651)	(0.622)	(0.167)	(1.440)
Redemptions (4)	(0.120)	(0.250)	(0.089)	(0.459)
Profit & Loss (5)	0.127	0.176	0.052	0.355
Other (6)	0.145	0.143	(0.018)	0.270
End of Period AUM (1)	$2.820	$1.721	$0.628	$5.169

Average AUM (7)	$3.034	$1.817	$0.702	$5.553

(1) AUM balance has been presented on a pro forma basis consistent with the revised methodology used for 2014.

(2) Contributions related to funds, managed accounts and structured vehicles.

(3) Distributions related to funds, managed accounts and structured vehicles.

(4) Redemptions related to funds and managed accounts.

(5) Profit & Loss related to funds and managed accounts.

(6)  Other represents changes primarily related to (i) leverage and other operating liabilities for funds and managed accounts and (ii) leverage, aggregate principal balance and other items for structured vehicles.  Change in aggregate principal balance is primarily due to defaults, write downs, pay downs and collateral purchase/sales.

(7) Average is based on the beginning and ending balance for the period presented.

(8) Balance includes $65 million of inflows into structured CLO warehouse vehicles that were received from other ZAIS Managed Entities.  Total firm wide AUM has not been adjusted for these inflows related to the CLO warehouse period.

(9) Balance includes $30 million of inflows into structured CLO warehouse vehicles that were received from other ZAIS Managed Entities.  Total firm wide AUM has not been adjusted for these inflows related to the CLO warehouse period.

Expenses

	Year Ended December 31,		Change
	2014	2013	$	%
	(dollars in thousands)
Employee compensation and benefits	$61,779	$53,139	$8,640	16%
General, administrative and other	17,726	20,135	(2,409)	(12)%
Depreciation and amortization	460	499	(39)	(8)%
Expenses of Consolidated Funds	111,900	39,982	71,918	180%
Total Expenses	$191,865	$113,755	$78,110	69%

38

Total expenses increased by $78.1 million primarily due to the following:

•	A $8.6 million increase in compensation and benefits predominately due to the following: (i) a $1.0 million increase in bonuses paid in 2014 due to higher net operating income; (ii) a $1.0 million decrease in base compensation and benefits; (iii) a $8.4 million increase in accrued expenses relating to the Income Unit Plan which was driven by an increase in both plan participants and profitability of ZGP; (iv) a $173,000 increase in Points paid to certain ZAIS Group employees resulting from an increase in incentive income earned on the SerVertis private equity style fund.

•

A $2.4 million decrease in general, administrative and other expenses, primarily due to the following: (i) a $3.2 million decrease in professional fees due to the $6.3 million of underwriting fees that ZAIS Group paid for the 2013 initial public offering of the ZFC REIT, a $0.6 million decrease in legal fees, a $0.5 million decrease in marketing fees, a $0.3 million decrease in other professional fees, a $0.2 million increase in accounting fees, and a $0.1 million decrease in consulting fees, partially offset by a $4.8 million increase in accounting and legal costs relating to the transaction with HF2; (ii) a $0.4 million decrease in travel and entertainment expenses; (iii) a $1.2 million increase in solicitation fees related to fees paid to third parties for soliciting investors to invest in the SerVertis fund.

•	A $71.9 million increase in expenses of Consolidated Funds was primarily allocated to non-controlling interests, as ZGP only has a minimal ownership interest, if any, in some of these funds.

Other Income

	Year Ended December 31,		Change
	2014	2013	$	%
	(dollars in thousands)
Net gain (loss) on investments	$40	$(418)	$458	110%
Other income (expense)	256	13	243	1,869%
Net gain / (loss) on Consolidated Funds’ investments	49,530	7,821	41,709	533%
Total Other Income	$49,826	$7,416	$42,410	572%

Total other income increased by $42.4 million primarily due to a $41.7 million increase in net gains of Consolidated Funds. Substantially all of these net gains are allocated to non-controlling interests, as ZGP only has a minimal ownership interest, if any, in each of these funds.

Income Taxes

	Year Ended December 31,		Change
	2014	2013	$	%
	(dollars in thousands)
Income tax expense	$381	$329	$52	16%

Income tax expense increased by $0.05 million primarily due to an increase in income taxes at ZAIS Group’s Shanghai subsidiary. See Note 11 to the ZGP’s consolidated financial statements for information regarding the items affecting ZGP’s effective income tax rate.

As of and for the years ended December 31, 2014 and December 31, 2013, ZGP was not required to establish a liability for uncertain tax positions.

Foreign currency translation adjustment

	Year Ended December 31,		Change
	2014	2013	$	%
	(dollars in thousands)
Foreign currency translation adjustment	$(622)	$(131)	$(491)	375%

Changes in the foreign currency translation adjustment are due to fluctuations in the exchange rates prevailing at the end of each reporting period ZGP uses to translate the assets and liabilities of its foreign subsidiaries.

Net Income (Loss) Allocated to Non-controlling Interests

The following table presents the components of the net income (loss) allocated to non-controlling interests of Consolidated Funds and to redeemable non-controlling interests:

	Year Ended December 31,		Change
	2014	2013	$	%
	(dollars in thousands)
Redeemable non-controlling interests	$41,040	$44,323	$(3,283)	-7%

Non-controlling interests of Consolidated Funds	$2,101	$1,751	$350	20%

39

•

A $3.3 million decrease in the net income allocated to redeemable non-controlling interests is driven primarily by the decrease in income and net gains allocated to investors that have the right to redeem their interests.

•	A $0.4 million increase in the net income allocated to non-controlling interests of Consolidated Funds is driven primarily by the increase in income and net gains allocated to investors that do not have the right to redeem their interests.

Net Income (Loss) Allocated to ZAIS Group Parent, LLC Members

	Year Ended December 31,		Change
	2014	2013	$	%
	(dollars in thousands)
ZAIS Group Parent, LLC Members	$31,310	$2,615	$28,695	1,097%

The increase in net income allocated to ZGP was primarily due to the recognition of incentive income from the SerVertis and ZAIS Tydeus private equity style funds partially offset by a decrease in management fees primarily due to the year-over-year reduction in AUM, which was driven by the liquidation of several hybrid private equity style funds during the year ended December 31, 2014. The increase is further offset by an increase in compensation and benefits as discussed above.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Revenues

	Year Ended December 31,		Change
	2013	2012	$	%
	(dollars in thousands)
Management fee income	$26,579	$30,546	$(3,967)	-13%
Incentive income	18,835	99,563	(80,728)	-81%
Other revenues	1,265	1,065	200	19%
Income of Consolidated Funds	108,678	116,118	(7,440)	-6%
Total Revenues	$155,357	$247,292	$(91,935)	-37%

Total revenues decreased by $91.9 million primarily due to the following:

•	An $80.7 million decrease in incentive income, driven by the recognition of incentive income on several hybrid private equity style funds which liquidated in 2012.

•	A $4.0 million decrease in management fees primarily due to the year-over-year reduction in AUM, which was driven by the liquidation of several hybrid private equity style funds in 2012.

•	A $7.4 million decrease in income of Consolidated Funds. Substantially all of this income is allocated to non-controlling interests, as ZGP only has a minimal ownership interest, if any, in each of these funds.

The following table details the changes to our AUM for the years ended December 31, 2013 and December 31, 2012.

	Year Ended December 31, 2013
	(dollars in billions)
	Corporate Credit Funds	Mortgage Related Strategies	Multi-Strategy Funds and Accounts	Total
Beginning of Period AUM (1)	$3.248	$1.912	$0.776	$5.936
Contributions (2)	0.071 (8)	0.362	0.074	0.507
Distributions (3)	(0.651)	(0.622)	(0.167)	(1.440)
Redemptions (4)	(0.120)	(0.250)	(0.089)	(0.459)
Profit & Loss (5)	0.127	0.176	0.052	0.355
Other (6)	0.145	0.143	(0.018)	0.270
End of Period AUM (1)	$2.820	$1.721	$0.628	$5.169

Average AUM (7)	$3.034	$1.817	$0.702	$5.553

40

	Year Ended December 31, 2012
	(dollars in billions)
	Corporate Credit Funds	Mortgage Related Strategies	Multi-Strategy Funds and Accounts	Total
Beginning of Period AUM (1)	$3.796	$2.643	$0.690	$7.129
Contributions (2)	0.036	0.509	0.045	0.590
Distributions (3)	(0.810)	(0.850)	(0.064)	(1.724)
Redemptions (4)	(0.045)	(0.178)	(0.059)	(0.282)
Profit & Loss (5)	0.193	0.295	0.108	0.596
Other (6)	0.078	(0.507)	0.056	(0.373)
End of Period AUM (1)	$3.248	$1.912	$0.776	$5.936

Average AUM (7)	$3.522	$2.278	$0.733	$6.533

(1) AUM balance has been presented on a pro forma basis consistent with the revised methodology used for 2014.

(2) Contributions related to funds, managed accounts and structured vehicles.

(3) Distributions related to funds, managed accounts and structured vehicles.

(4) Redemptions related to funds and managed accounts.

(5) Profit & Loss related to funds and managed accounts.

(6)  Other represents changes primarily related to (i) leverage and other operating liabilities for funds and managed accounts and (ii) leverage, aggregate principal balance and other items for structured vehicles.  Change in aggregate principal balance is primarily due to defaults, write downs, pay downs and collateral purchase/sales.

(7) Average is based on the beginning and ending balance for the period presented.

(8) Balance includes $30 million of inflows into structured CLO warehouse vehicles that were received from other ZAIS Managed Entities. Total firm wide AUM has not been adjusted for these inflows related to the CLO warehouse period.

Expenses

	Year Ended December 31,		Change
	2013	2012	$	%
	(dollars in thousands)
Employee compensation and benefits	$53,139	$64,205	$(11,066)	-17%
General, administrative and other	20,135	24,361	(4,226)	-17%
Depreciation and amortization	499	374	125	33%
Expenses of Consolidated Funds	39,982	96,694	(56,712)	-59%
Total Expenses	$113,755	$185,634	$(71,879)	-39%

Total expenses decreased by $71.9 million primarily due to the following:

•	An $11.1 million decrease in compensation and benefits primarily due to the decrease in Points paid to certain ZAIS Group employees resulting from a decrease in incentive income earned by ZAIS Managed Entities where Points arrangements were awarded.

•	A $4.2 million decrease in general, administrative and other expenses, primarily due to the following: (i) a $7.3 million decrease in solicitation fees related to fees paid to third parties for soliciting investors to invest in certain of ZAIS Group’s funds; and (ii) a $2.3 million net increase in professional fees due to $6.3 million of underwriting fees that ZAIS Group paid for the 2013 initial public offering of the ZFC REIT, partially offset by a $2.9 million decrease in consulting fees and a $1.4 million decrease in legal fees.

•	A $56.7 million decrease in expenses of Consolidated Funds. Substantially all of these expenses are allocated to non-controlling interests, as ZGP only has a minimal ownership interest, if any, in each of these funds.

Other Income

	Year Ended December 31,		Change
	2013	2012	$	%
	(dollars in thousands)
Net gain (loss) on investments	$(418)	$(511)	$93	18%
Other income (expense)	13	(89)	102	115%
Net gains of Consolidated Funds’ investments	7,821	120,038	(112,217)	-94%
Total Other Income	$7,416	$119,438	$(112,022)	-94%

41

 Total other income decreased by $112.0 million primarily due to a $112.2 million decrease in net gains of Consolidated Funds. Substantially all of these net gains are allocated to non-controlling interests, as ZGP only has a minimal ownership interest, if any, in each of these funds.

Income Taxes

	Year Ended December 31,		Change
	2013	2012	$	%
	(dollars in thousands)
Income tax expense	$329	$417	$(88)	-21%

Income tax expense decreased by $0.088 million from 2012, primarily due to the dissolution of ZAIS Japan, which was subject to national and local income tax. See Note 11 to ZGP’s consolidated financial statements included in this Form 8-K for information regarding the items affecting ZGP’s effective income tax rate.

As of and for the years ended December 31, 2013 and 2012, ZGP was not required to establish a liability for uncertain tax positions.

Foreign currency translation adjustment

	Year Ended December 31,		Change
	2013	2012	$	%
	(dollars in thousands)
Foreign currency translation adjustment	$(131)	$1,001	$(1,132)	-113%

Changes in the foreign currency translation adjustment are due to fluctuations in the exchange rates prevailing at the end of each reporting period ZGP uses to translate the assets and liabilities of its foreign subsidiaries.

Net Income (Loss) Allocated to Non-controlling Interests

The following table presents the components of the net income (loss) allocated to non-controlling interests of Consolidated Funds and to redeemable non-controlling interests:

	Year Ended December 31,		Change
	2013	2012	$	%
	(dollars in thousands)
Redeemable Non-controlling interests	$44,323	$146,377	$(102,054)	-70%

Non-controlling interests of Consolidated Funds	$1,751	$429	$1,322	308%

•

A $102.1 million decrease in the net income allocated to redeemable non-controlling interests is driven primarily by the decrease in income and net gains allocated to investors that have the right to redeem their interests.

•	A $1.3 million increase in the net income allocated to non-controlling interests of Consolidated Funds is driven primarily by the increase in income and net gains allocated to investors that do not have the right to redeem their interests.

Net Income (Loss) Allocated to ZAIS Group Parent, LLC Members

	Year Ended December 31,		Change
	2013	2012	$	%
	(dollars in thousands)
ZAIS Group Parent, LLC Members	$2,615	$32,641	$(30,026)	-92%

42

The reduction in net income allocated to ZGP was primarily due to a lower incentive income as discussed above.

Liquidity and Capital Resources

Historical Liquidity and Capital Resources

ZGP has managed its historical liquidity and capital requirements by focusing on cash flows before giving effect to consolidation of the Consolidated Funds. ZGP’s primary cash flow activities on an unconsolidated basis involve: (1) generating cash flow from operations, which largely includes management fee income and incentive income; (2) realizations generated from investment activities; (3) funding capital commitments that ZGP has made to its funds; and (4) making distributions to its members. At December 31, 2014 and December 31, 2013, ZGP’s cash and cash equivalents were $7.7 million and $8.4 million, respectively, including investments in money market funds.

ZGP’s material sources of cash from ZAIS Group’s operations include: (1) management fee income, which is collected monthly or quarterly; (2) incentive income, which can be less predictable as to amount and timing; and (3) fund distributions related to investments in certain ZAIS Managed Entities. ZGP primarily uses cash flow from operations to pay compensation and benefits, general, administrative and other expenses, foreign taxes, and distributions to its members. ZGP’s cash flows are also used to fund investments in limited partnerships, fixed assets and other capital items. If cash flow from operations were insufficient to fund distributions, ZGP expects that it would suspend paying such distributions.

ZGP’s historical consolidated financial statements reflect the cash flows of its operating business as well as the results of its Consolidated Funds. The assets of ZGP’s Consolidated Funds, on a gross basis, are significantly greater than the assets of ZGP’s operating businesses and therefore have a substantial effect on its reported cash flows. The primary cash flow activities of the Consolidated Funds include: (1) raising capital from third party investors, which is reflected as redeemable non-controlling interests and non-controlling interests of the Consolidated Funds when required to be consolidated into ZGP’s consolidated financial statements; (2) purchasing and selling investment securities; (3) collecting interest and dividend income; (4) generating cash through the realization of certain investments; and (5) distributing cash to investors. The Consolidated Funds are treated as investment companies under GAAP; therefore, the character and classification of all Consolidated Fund transactions are presented as cash flows from operations.

Debt Obligations

In December 2012, ZGP issued four notes in the aggregate amount of approximately $1,400,000, to facilitate the repurchase of membership interests of certain former employees. The notes called for two equal payments of principal in both September 2013 and June 2014, and carried an interest rate of one-month LIBOR plus 450 basis points, with interest payable on the maturity date. In September 2013, ZGP made principal payments on the notes totaling approximately $719,000 and the notes were fully paid off on June 30, 2014.

Cash Flows

The significant amounts from ZGP’s consolidated financial statements, which include the effects of the Consolidated Funds in accordance with GAAP, are summarized below. Negative amounts represent a net outflow, or use of cash.

	Year Ended December 31,
	2014	2013	2012
	(dollars in thousands)
Statements of cash flows data
Net cash (used in) provided by operating activities	$(157,063)	$530,992	$357,360
Net cash provided by (used in) investing activities	129,596	(64,280)	4,182
Net cash provided by (used in) financing activities	27,321	(466,149)	(363,428)
Change in cash and cash equivalents denominated in foreign currency	(622)	232	(310)
Net change in cash and cash equivalents	$(768)	$795	$(2,196)

Operating Activities

Net cash provided by (used in) operating activities is primarily driven by ZGP’s earnings in the respective periods after adjusting for non-cash compensation and fee income, net realized (gain) loss on investments and net change in unrealized (appreciation) depreciation on investments that are included in net income. Cash used to purchase investments and the proceeds from the sale of such investments are also reflected in ZGP’s operating activities as investing activities of the Consolidated Funds.

Net cash flow used in operating activities was $157.1 million for the year ended December 31, 2014. This amount primarily includes (1) purchases of investments (net of proceeds from sales) by the Consolidated Funds of $229.9 million; and (2) an increase in cash and cash equivalents of the Consolidated Funds of $42.0 million.

Net cash flow provided by operating activities was $531.0 million for the year ended December 31, 2013. This amount primarily includes (1) proceeds from the sale of investments (net of purchases) by the Consolidated Funds of $485.1 million; and (2) an increase in cash and cash equivalents of the Consolidated Funds of $24.7 million.

Net cash flow provided by operating activities was $357.4 million for the year ended December 31, 2012. This amount primarily includes (1) proceeds from the sale of investments (net of purchases) by the Consolidated Funds of $249.3 million; and (2) an increase in cash and cash equivalents of the Consolidated Funds of $50.0 million.

The net cash flow used in and provided by operating activities for the periods discussed above also represent the significant variances between net income and cash flows from operations and are reflected as operating activities pursuant to investment company accounting guidance. The movements within the Consolidated Funds do not adversely impact ZGP’s liquidity or earnings trends. ZGP believes that its ability to generate cash from operations provides it the necessary liquidity to manage short-term fluctuations in working capital as well as to meet its short-term commitments.

43

Investing Activities

ZGP’s net cash provided by investing activities was $129.6 million for the year ended December 31, 2014 which was due to a decrease in restricted cash at the Consolidated Funds of $129.7 million offset by purchases of fixed assets of $143,000.

ZGP’s net cash used in investing activities was $64.3 million for the year ended December 31, 2013 which was due to an increase in restricted cash at the Consolidated Funds of $66.0 million and purchases of fixed assets of $346,000 offset by proceeds from the sale of investments of $2.1 million.

ZGP’s net cash provided by investing activities was $4.2 million for the year ended December 31, 2012 which was due to a decrease in restricted cash at the Consolidated Funds of $5.3 million and proceeds from sale of investments of $96,000 offset by purchases of fixed assets of $747,000, and purchases of investments of $500,000.

Financing Activities

ZGP’s net cash provided by financing activities was $27.3 million for the year ended December 31, 2014 which was due to proceeds from the issuance of notes payable of Consolidated CDOs of $635.3 million and contributions from non-controlling interests of $8.6 offset by net payments on notes payable of Consolidated CDOs of $510.6 million, distributions to non-controlling interests of $83.0 million, distributions to ZGP’s members of $22.2 million and repayments on debt obligations of $781,000.

ZGP’s net cash used in financing activities was $466.1 million for the year ended December 31, 2013 which was due to net payments on notes payable of Consolidated CDOs of $373.4 million, distributions to non-controlling interests of $97.6 million, distributions to ZGP’s members of $19.7 million and repayments on debt obligations of $656,000, offset by contributions from non-controlling interests of $25.2 million.

ZGP’s net cash used in financing activities was $363.4 million for the year ended December 31, 2012 which was due to net payments on notes payable of Consolidated CDOs of $282.3 million, distributions to non-controlling interests of $77.5 million, distributions to ZGP’s members of $10.8 million and repayments of debt obligations of $1.4 million, offset by proceeds from the issuance of notes payable of consolidated CDOs of $5.8 million.

Future Sources and Uses of Liquidity

ZGP’s initial sources of liquidity will be (1) cash on hand, (2) net working capital, (3) cash flows from operations, including incentive income, (4) realizations on ZGP’s investments, (5) net proceeds from the Business Combination and (6) other potential financings. Based on ZGP’s current expectations, ZGP believes that these sources of liquidity will be sufficient to fund its working capital requirements and to meet its commitments in the foreseeable future. ZGP expects that its primary liquidity needs will be comprised of cash to (1) provide capital to facilitate the growth of its existing investment management business, including the expansion of its CLO management business, which will become more capital-intensive and potentially less profitable in light of current European Union and future United States risk retention rules; (2) fund ZGP’s potential commitments to new funds that ZGP may advise; (3) provide capital to facilitate its expansion into businesses that are complementary to its existing investment management business; (4) pay operating expenses, including cash compensation to its employees; (5) fund capital expenditures; (6) pay income taxes; and (7) make distributions to its members.

Contractual Obligations

The following table summarizes our contractual cash obligations as of December 31, 2014, and the effect such obligations are expected to have on our liquidity and cash flows in future periods:

	2015	2016 - 2017	2018 - 2019	2020 - Thereafter	Total
	(dollars in thousands)
Operating leases (1)	$1,555	$2,056	$-	$-	$3,611
Total contractual obligations excluding consolidated CDOs	1,555	2,056	-	-	3,611
Notes payable of consolidated CDOs (2)	-	-	72,305	878,609	950,914
Estimated interest on notes payable of consolidated CDOs (3)	16,552	33,104	32,474	550,204	632,334
Total Contractual Obligations	$18,107	$35,160	$104,779	$1,428,813	$1,586,859

(1)	Presents the minimum rental payments required under operating leases for office space.
(2)	Represents the obligations of our consolidated CDOs, which have no recourse to ZGP.
(3)	Represents the expected future interest payments on the notes payable of our consolidated CDOs, assuming no prepayments will be made and debt will be held until its final stated maturity date. For notes with variable interest rates, the amounts presented are based on the LIBOR rate in effect as of December 31, 2014.

44

Off-Balance Sheet Arrangements

As of December 31, 2014 and December 31, 2013, ZGP did not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Critical accounting policies are those that require ZGP to make significant judgments, estimates or assumptions that affect amounts reported in its financial statements or the notes thereto. ZGP bases its judgments, estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable and prudent. Actual results may differ materially from these estimates. See Note 2 to ZGP’s consolidated financial statements incorporated by reference herein for a description of ZGP’s critical accounting policies.

Recent Accounting Pronouncements

See Note 2 to ZGP’s consolidated financial statements incorporated by reference in this Current Report on Form 8-K for a description of recent accounting pronouncements and their impact on ZGP.

Distributable Earnings and Adjusted EBITDA Reconciliations

The following table presents the reconciliations of ZGP’s GAAP Comprehensive Income (Loss) to Distributable Earnings and Adjusted EBITDA for the periods presented in this ZGP Management’s Discussion and Analysis of Financial Condition and Results of Operations:

	Year Ended December 31,
	2014	2013	2012
	(dollars in thousands)
Total Comprehensive Income, Net of Tax	$73,829	$48,558	$180,448
Addback: Elimination of Management fee income	9,777	10,172	6,840
Addback: Elimination of Incentive income	18,862	19,216	27,979
Addback: Elimination of Other revenues	50	143	263
Less: Income of Consolidated Funds	(131,940)	(108,678)	(116,118)
Addback: Expenses of Consolidated Funds	111,900	39,982	96,694
Net unrealized (gain) loss on investments	(3)	(35)	(122)
Net (gain) loss on Consolidated Funds’ investments	(49,530)	(7,821)	(120,038)
Addback: Compensation attributable to Income Unit Plan	12,414	3,979	-
Reclassification of incentive compensation	(7,689)	6,854	(12,997)
Distributable Earnings – Non-GAAP	$37,670	$12,370	$62,949
Addback: Depreciation and amortization	460	499	374
Addback: Income taxes	381	329	417
Adjusted EBITDA – Non-GAAP	$38,511	$13,198	$63,740

45

Quantitative and Qualitative Disclosures About Market Risk

Our predominant exposure to market risk is related to our role as general partner or investment manager for the ZAIS Managed Entities, and the sensitivities to movements in the fair value of their investments that may adversely affect our management fees and incentive income.

Fair value of the financial assets and liabilities of the ZAIS Managed Entities may fluctuate in response to changes in the value of investments, foreign currency exchange rates, commodity prices and interest rates. The fair value changes in the assets and liabilities of the ZAIS Managed Entities affect the management fees and incentive income we may earn from the funds.

With regards to the Consolidated Funds, the net effect of these fair value changes primarily impacts the net gains (losses) of Consolidated Funds in our consolidated statements of comprehensive income (loss); however, substantially all of these fair value changes are absorbed by the investors of these funds rather than ZGP, which has little, if any, interest in the funds. We may also be entitled to a portion of these earnings through our incentive income allocation as general partner of these funds.

Market Risk

All of the asset types held within the funds, separately managed accounts and structured vehicles that we manage are exposed to many risks including market risk. Each month, the Risk Management Group at ZAIS conducts stress tests for the asset types held within certain of our funds and separately managed accounts using five scenarios — base, modest upside, strong upside, modest downside and severe downside risk scenarios. At December 31, 2014, the severe downside market stress scenario reveals that the three year annualized downside return would be -6.52%.

A -6.52% decline in the fair market value of the AUM for our funds and separately managed accounts at December 31, 2014 would impact our management fee income by approximately $0.4 million. A decline in the fair market value of the AUM for our structured vehicles at December 31, 2014 would not impact our management fee income because the management fee on these vehicles are based on notional par value, not market value except in the case where assets may be distressed or defaulted in which case the trustee would price these respective assets at the lower of the market value or their expected recovery rate provided by the rating agencies.

Exchange Rate Risk

 Certain of our funds and separately managed accounts hold investments denominated in non-U.S. dollar currencies which may be affected by movements in the rate of exchange between the U.S. dollar and foreign currencies. However, our foreign currency exposure is hedged with forward foreign exchange contracts which substantially offset the risk of foreign currency movements against the U.S. dollar. We estimate that as of December 31, 2014, a 10% weakening or strengthening of the U.S. dollar against all or any combination of currencies to which certain of our funds and separately managed accounts have exposure to exchange rates would impact the asset values of these entities in the aggregate plus or minus 0.034%.

Interest Rate Risk

Certain of our funds and separately managed accounts have financing arrangements and hold credit instruments that accrue interest at variable rates linked to LIBOR. Interest rate changes may therefore impact the amount of interest payments, future earnings and cash flows. In the event LIBOR, and rates directly or indirectly tied to LIBOR, were to increase by 10% over LIBOR as of December 31, 2014, we estimate that the net effect on our net asset value of certain funds and separately managed accounts would decline by approximately 1.1 basis points.

Credit Risk

Credit risk is the risk that counterparties or debt issuers may fail to fulfill their obligations or that the collateral value may become inadequate to cover our exposure. We manage credit risk by monitoring the credit exposure to and the creditworthiness of counterparties, requiring additional collateral where appropriate.

46

Pro Forma Financial Information

Unaudited pro forma condensed combined financial information for the Company as of December 31, 2014, and for the year ended December 31, 2014 is attached to this Current Report on Form 8-K as Exhibit 99.2 and is incorporated by reference herein.

Properties

ZAIS’s principal executive offices are located in leased office space at Two Bridge Avenue, Red Bank, New Jersey. ZAIS also leases the space for its offices in London and Shanghai. ZAIS does not directly own any real property. ZAIS considers these facilities to be suitable and adequate for the management and operation of its business, although it will remain active in evaluating alternative options should the need arise.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding the actual beneficial ownership of our common stock as of the closing:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our current executive officers and directors;

•	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Class A Common Stock in the following table is based on 13,870,917 shares of Class A Common Stock issued and outstanding as of the closing of the Business Combination. The beneficial ownership of Class B Common Stock is based on 20,000,000 shares of Class B Common stock issued and outstanding as of the closing. Holders of record of the Company’s Class A Common Stock and Class B Common Stock are entitled to one vote and ten votes, respectively, for each share held on all matters to be voted on by stockholders. Holders of Class A Common Stock and Class B Common Stock vote together as a single class.

Unless otherwise indicated, we believe that all persons named in the tables below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Shares Of Class A Common Stock Beneficially Owned	Percentage of Outstanding Shares of Class A Common Stock	Shares of Class B Common Stock Beneficially Owned	Percentage of Outstanding Shares of Class B Common Stock
ZGH Class B Trust	—	0.0%	20,000,000	100%
Named Executive Officers and Directors
Christian Zugel(2)	487,498	3.5%	20,000,000	100%
Michael F. Szymanski	—		—
Howard E. Steinberg	—		—
R. Bruce Cameron	447,295	3.2%	—
Paul B. Guenther	—		—
James Zinn	—		—
5% Holders	—		—
Neil A. Ramsey(3)	9,594,707	69.2%	—
All directors and executive officers as a group (seven individuals)	487,498	3.5%	20,000,000	100%

(1)	Unless otherwise specified, the business address for this stockholder is Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701.
(2)	Mr. Zugel is the sole trustee of the ZGH Class B Trust and has voting and investment power over the shares of Class B Common Stock held therein. Includes 112,499 shares held by Family Trust U/A Christian M. Zugel 2005 GRAT (“GRAT”) and 74,999 shares held by the Zugel Family Trust (together with the GRAT, the “Trusts”). Mr. Zugel disclaims beneficial ownership over the shares held by the Trusts since an independent trustee and adviser govern the Trusts.
(3)	According to a Schedule 13D filed on February 17, 2015, as amended by a Schedule 13D/A filed on March 9, 2015, the shares reported above are held by d.Quant Special Opportunities Fund, LP, a Delaware limited partnership (“SpecOps”). Mr. Ramsey is the general partner of SpecOps and has sole voting and dispositive power over the shares held by SpecOps. The business address for this stockholder is 1515 Ormsby Station Court, Louisville, KY 40223.

47

Under the beneficial ownership rules, the Founder Members are not deemed to hold the shares of Class A Common Stock into which the Class A Units that they hold are exchangeable because the Founder Members are subject to a two-year restriction on such exchanges. The following table assumes that the Class A Units owned by the Founder Members have been exchanged for Class A Common Stock and all of the 1,600,000 Class B-0 Units of ZGP granted to ZAIS employees after the closing have been converted into shares of Class A Common Stock. Accordingly, the beneficial ownership of Class A Common Stock in the following table is based on 22,470,917 shares of Class A Common Stock issued and outstanding and 20,000,000 shares of Class B Common stock issued and outstanding, in each case as of the closing.

Name and Address of Beneficial Owner(1)	Shares Of Class A Common Stock Beneficially Owned	Percentage of Outstanding Shares of Class A Common Stock	Shares of Class B Common Stock Beneficially Owned	Percentage of Outstanding Shares of Class B Common Stock
ZGH Class B Trust	—	0.0%	20,000,000	100%
Named Executive Officers and Directors
Christian Zugel(2)	6,087,498	27.1%	20,000,000	100%
Michael F. Szymanski	163,265	*	—
Howard E. Steinberg	65,306	*	—
R. Bruce Cameron	447,295	2.0%	—
Paul B. Guenther	—		—
James Zinn	—		—
5% Holders	—		—
Neil A. Ramsey(3)	9,594,707	42.7%	—
All directors and executive officers as a group (seven individuals)	6,675,252	29.7%	20,000,000	100%

* Less than one percent.

(1)	Unless otherwise specified, the business address for this stockholder is Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701.
(2)	Mr. Zugel is the sole trustee of the ZGH Class B Trust and has voting and investment power over the shares of Class B Common Stock held therein. Includes 1,162,499 shares held by Family Trust U/A Christian M. Zugel 2005 GRAT (“GRAT”) and 599,999 shares held by the Zugel Family Trust (together with the GRAT, the “Trusts”). Mr. Zugel disclaims beneficial ownership over the shares held by the Trusts since an independent trustee and adviser govern the Trusts. Includes 700,000 shares held by Mr. Zugel’s spouse.
(3)	According to a Schedule 13D filed on February 17, 2015, as amended by a Schedule 13D/A filed on March 9, 2015, the shares reported above are held by d.Quant Special Opportunities Fund, LP, a Delaware limited partnership (“SpecOps”). Mr. Ramsey is the general partner of SpecOps and has sole voting and dispositive power over the shares held by SpecOps. The business address for this stockholder is 1515 Ormsby Station Court, Louisville, KY 40223.

48

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers immediately after the consummation of the Business Combination is set forth in the Proxy Statement/Prospectus in the section entitled “Management After the Business Combination” beginning on page 216, which is incorporated herein by reference.

At the Special Meeting, stockholders elected each of Christian Zugel, Michael Szymanski, Paul Guenther, Bruce Cameron and James Zinn to serve as directors upon the closing of the Business Combination. Biographical information for these individuals is set forth in the Proxy Statement in the section entitled “Proposal No. 3—The Election of Directors to the Board” beginning on page 149, which is incorporated herein by reference.

Upon the closing, Messrs. Cameron, Guenther and Zinn were appointed by the board of directors to serve on the Audit Committee of the board of directors, Messrs. Cameron, Guenther and Zinn were appointed by the board of directors to serve on the Compensation Committee of the board of directors and Messrs. Cameron, Guenther and Zinn were appointed by the board of directors to serve on the Nominating and Governance Committee of the board of directors. Information with respect to the Company’s Audit Committee, Compensation Committee and Nominating and Governance Committee is set forth in the Proxy Statement section entitled “Management after the Business Combination” beginning on page 216, which is incorporated herein by reference.

Upon the closing, the following persons were appointed as the Company’s executive officers, in the positions indicated next to such person’s name in the table below.

Name	Position
Christian Zugel	Chief Investment Officer and Chairman of the Board
Michael F. Szymanski	Chief Executive Officer, President and Director
Paul J. McDade III	Chief Financial Officer
Marc D. Galligan	Chief Risk Officer
Don S. Choe	Chief Technology Officer
Howard E. Steinberg	General Counsel

Biographical information for these individuals is set forth in the Proxy Statement in the section entitled “Management After the Business Combination” beginning on page 216, which is incorporated herein by reference.

In connection with the closing and pursuant to the terms of the Investment Agreement, Joseph C. Canavan, Oscar J. Junquera, and Robert H. Zerbst resigned from their positions as directors of the Company and each executive officer of HF2 immediately prior to the closing resigned from their respective positions as executive officers.

49

Executive Compensation

Summary Compensation Table

The Company’s “named executive officers” consist of Messrs. Zugel, Szymanski and Steinberg. The following table sets forth certain information with respect to the compensation for the years ended December 31, 2014 and December 31, 2013 earned by, awarded to, or paid to the Company’s named executive officers.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Nonequity incentive plan compensation ($)(2)	All other compensation ($)(3)(4)(5)	Total ($)
Christian Zugel	2014	400,000	3,100,000	—	570,726	4,070,726
Chief Investment Officer	2013	400,000	1,148,000	—	1,000,934	2,548,934
Michael Szymanski	2014	260,417	1,000,000	867,755	34,854	2,163,026
President	2013	250,000	735,000	332,858	348,235	1,666,093
Howard E. Steinberg	2014	300,000	900,000	867,755	1,446	2,069,201
General Counsel	2013	291,667	900,000	332,858	3,225	1,527,750

(1)	Reflects current payments of discretionary bonuses.

(2)	Reflects amounts received under the ZAIS Group, LLC Income Unit Plan, which provides participants a designated percentage of ZAIS Group’s distributable income.

(3)	Includes a discretionary award in 2013 with respect to performance that is paid over a three-year period subject to remaining employed on the date of payment. The amount of the discretionary award for Messrs. Zugel, Szymanski and Steinberg for 2013 is $492,000, $315,000 and $0, respectively.

(4)	Reflects waiver of management and incentive fees payable with respect to investments in certain funds that ZAIS Group manages for Messrs. Zugel and Szymanski and certain trusts and family members related to these named executive officers. The amount of the waived fees with respect to Messrs. Zugel, Szymanski and Steinberg for 2014 was $542,820, $9,822 and $0, respectively and in 2013 was $480,439, $6,996 and $0, respectively.

(5)	Reflects fees earned by Messrs. Zugel and Szymanski due to service as a director of an entity for which ZAIS Group serves as an investment advisor. The amount of director fees received by each of them for board service during 2014 and 2013 was $23,783 and $25,114, respectively. These amounts were paid in Euros and have been converted to U.S. dollars based on the average conversion rate on the payment date.

Information Regarding Summary Compensation Table

ZAIS Group sponsors the ZAIS Group, LLC Income Unit Plan (“the Income Unit Plan”) for a group of its key employees. The Income Unit Plan was adopted in June 2013 and was terminated as of December 31, 2014. Under the Income Unit Plan, participants received income units, which represent a contingent right to receive a portion of ZAIS Group’s distributable income for a plan year. An employee must generally be employed on the scheduled distribution date to receive payments under the Income Unit Plan. If there is positive distributable income for a year, 85% of the estimated amount of positive distributable income earned with respect to a participant’s income units for that year is payable in December. The remainder, if any, is payable in the following year.

50

Under the terms of an agreement dated February 27, 2012, Mr. Zugel, as managing member of ZAIS Group, received 10% of the net incentive income with respect to the ZAIS Managed Entities, after deducting any payments made with respect to certain employee compensation payments and payments made to external marketers. These payments amounted to $0 for 2014 and $0 for 2013. As of December 31, 2014, there is one ZAIS Managed Entity for which Mr. Zugel is entitled to future payments under the aforementioned agreement.

Outstanding Equity Awards at Fiscal Year End

On March 9, 2015, the stockholders of the Company approved the ZAIS Group Holdings, Inc. 2014 Stock Incentive Plan (the “Plan”). The description of the Plan set forth in the section entitled “Proposal No. 4—Approval and Adoption of the ZAIS Group Holdings, Inc. 2015 Stock Incentive Plan” beginning on page 152 is incorporated herein by reference. A copy of the full text of the Plan is filed as Exhibit 10.6 to this Current Report on Form 8-K and is incorporated herein by reference.

Director Compensation

On March 17, 2015, the Company approved compensation arrangements with its directors whereby non-employee directors will be entitled to compensation annually of $100,000 in cash and $100,000 in restricted stock awards. Directors who are employees of the Company will not be compensated for their services on the board.

Certain Relationships and Related Transactions

The description of certain relationships and related transactions is included in the Proxy Statement in the section entitled “Certain Relationships and Related Transactions” beginning on page 223, which is incorporated herein by reference.

The information set forth under Item 1.01. under the captions “Amended and Restated LLC Agreement,” “Exchange Agreement,” “Registration Rights Agreement” and “Tax Receivable Agreement” of this Current Report on Form 8-K is incorporated herein by reference.

Independence of Directors

The Company’s board of directors has determined that Messrs. Cameron, Guenther and Zinn are independent within the meaning of NASDAQ Rule 5605(a)(2) and that they qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Information about the market price, number of stockholders and dividends for the Company’s securities is set forth in the Proxy Statement in the section entitled “Price Range of Securities and Dividends” beginning on page 226, which is incorporated herein by reference. As of the Closing Date, there were 38 holders of record of the Company’s Class A Common Stock and one holder of record of the Company’s Class B Common Stock.

In connection with the closing of the Business Combination, the Company’s trading symbol on The NASDAQ Stock Market was changed to “ZAIS”.

Description of the Company’s Securities

General

The Company’s second amended and restated certificate of incorporation currently authorizes the issuance of 180,000,000 shares of Class A Common Stock, par value $0.0001, 20,000,000 shares of Class B Common Stock, par value $0.000001 per share, and 2,000,000 shares of preferred stock, par value $0.0001. As of the date of this report, 13,870,917 shares of Class A Common Stock are outstanding, held by 38 stockholders of record and 20,000,000 shares of Class B Common Stock are outstanding held by one stockholder of record. No shares of preferred stock are currently outstanding. The following description summarizes all of the material terms of the Company’s securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to the Company’s second amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to this Current Report on Form 8-K, and to the applicable provisions of Delaware law.

51

Common Stock

Shares of Class A Common Stock have the right to receive dividends, if declared by the Company’s board of directors, and liquidation rights in accordance with Delaware law and the Company’s second amended and restated certificate of incorporation. Shares of Class B Common Stock have no economic rights (other than the right to be redeemed at par value upon a liquidation). Shares of Class A Common Stock and Class B Common Stock have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Holders of record of Class A Common Stock and Class B Common Stock are entitled to one vote and ten votes, respectively, for each share held on all matters to be voted on by stockholders. Holders of Class A Common Stock and Class B Common Stock will vote together as a single class.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Preferred Stock

There are no shares of preferred stock outstanding. The Company’s second amended and restated certificate of incorporation authorizes the issuance of 2,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. Accordingly, the board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Class A Common Stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of the Company.

Dividends

The Company has not paid any cash dividends on its shares of common stock to date. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends is within the sole discretion of the Company’s board of directors. It is the present intention of the board of directors to retain all earnings, if any, for use in the Company’s business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent

The transfer agent for the Company’s shares is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Listing of our Shares

The Class A Common Stock is listed on the NASDAQ Capital Market under the symbol “ZAIS”. No assurance can be made that the Class A Common Stock will continue to be listed on NASDAQ as the Company might not in the future meet NASDAQ’s continued listing standards.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and By-Laws

Class B Common Stock

The holder the Company’s Class B Common Stock holds an aggregate of 20,000,000 shares of Class B Common Stock, representing an aggregate of 200,000,000 votes. Shares of Class B Common Stock will vote with the holders of Class A Common Stock, as a single class, on all matters presented to holders of common stock for a vote. Currently, the Class B Common Stock constitutes approximately 93.5% of the combined voting power of the Company’s common stock.

52

For so long as the outstanding shares of Class B Common Stock represent at least a majority of the combined voting power of our common stock, the holders of our Class B Common Stock will be able to elect all of the members of the Company’s board of directors and thereby control the Company’s management and affairs, including determinations with respect to acquisitions, dispositions, borrowings, issuances of securities, and the declaration and payment of dividends. In addition, the holder of our Class B Common Stock will be able to determine the outcome of all matters requiring approval of stockholders, and will be able to cause or prevent a change of control of our company or a change in the composition of the board of directors, and could preclude any unsolicited acquisition of the Company even though it may be in the best interests of the holders of Class A Common Stock. In particular, this concentration of voting power could deprive holders of Class A Common Stock of the opportunity to receive a premium for their shares of Class A Common Stock as part of a sale of the Company, and could ultimately affect the market price of our Class A Common Stock.

Issuance of Preferred Stock

The Company’s board of directors is authorized to issue 2,000,000 shares of preferred stock and determine the powers, preferences and special rights of any unissued series of preferred stock, including voting rights, dividend rights, and terms of redemption, conversion rights and the designation of any such series, without the approval of the Company’s stockholders. As a result, the Company’s board of directors could issue preferred stock quickly and easily, which could adversely affect the rights of holders of our Class A Common Stock. The Company’s board of directors could issue the preferred stock with terms calculated to delay or prevent a change in control or make removal of management more difficult.

Elimination of the Ability to Call Special Meetings

The Company’s amended and restated bylaws provide that, except as otherwise required by law, special meetings of our stockholders can only be called pursuant to a resolution adopted by a majority of our board of directors, the Chairman of our board of directors, the Chief Executive Officer or the President. Stockholders are not permitted to call a special meeting or to require our board to call a special meeting.

Advance notice requirements for stockholder proposals and director nominations

The Company’s amended and restated bylaws provide that stockholders seeking to bring business before the Company’s annual meeting of stockholders, or to nominate candidates for election as directors at the Company’s annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to the Secretary at the Company’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of such annual meeting is first made by our company). The Company’s amended and restated bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at the Company’s annual meeting of stockholders.

Authorized but unissued shares

The Company’s authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Amendment of Bylaws

The Company’s amended and restated bylaws provide that the holders of at least two-thirds of the voting power of the issued and outstanding shares of our capital stock entitled to vote in connection with the election of directors have the power to amend or repeal the bylaws. In addition, the Company’s second amended and restated certificate of incorporation grants the board of directors the authority to amend and repeal the bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or the Company’s second amended and restated certificate of incorporation.

53

Section 203 of the Delaware General Corporation Law

The Company is subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. The existence of this provision could have anti-takeover effects with respect to transactions not approved in advance by the Company’s board of directors, such as discouraging takeover attempts that might result in a premium over the market price of the Company’s common stock.

Indemnification of Directors and Officers

Our second amended and restated certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

54

(e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

55

Article SIXTH of our second amended and restated certificate of incorporation provides:

“SIXTH:  The following paragraphs shall apply with respect to liability and indemnification of the Corporation’s officers and directors and certain other persons:

A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph (A) by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

C. The indemnification rights provided in this Article SIXTH (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by the Board, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article SIXTH.

D. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, trustee, general partner, managing member, fiduciary, board of directors’ committee member, employee, or agent of the Corporation or, if serving at the request of the Corporation, another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise (including any employee benefit plan) against any expense, liability, or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

E. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article SIXTH with respect to any action, suit, proceeding, or investigation arising out of or relating to any actions, transactions, or facts occurring prior to the date of such merger or consolidation.

F. Any person serving as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at least 50% of whose equity interests are owned by the Corporation shall be conclusively presumed to be serving in such capacity at the request of the Corporation.”

56

Article VII of our amended and restated bylaws provides:

“Section 1. Indemnification.  (a) Subject to Section 3 of this Article VI, the Corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (collectively, “Another Enterprise”), against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(b) Pursuant to a resolution approved by the Board of Directors, the Corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was an employee or agent of the Corporation, or while not serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise, against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(c) To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any threatened, pending, or completed Proceeding referred to in Section 145(a) or (b) of the DGCL, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

(d) The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 2. Advancement of Expenses.  (a) Subject to Section 3 of this Article VI, with respect to any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was a director or officer of the Corporation or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise, the Corporation shall pay the expenses (including attorneys’ fees) incurred by such person in defending any such Proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that any advancement of expenses shall be made only upon receipt of an undertaking (hereinafter an “undertaking”) by such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Article VI or otherwise.

(b) With respect to any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was an employee or agent of the Corporation, or while not serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise, the Corporation may, in its discretion and upon such terms and conditions, if any, as the Corporation deems appropriate, pay the expenses (including attorneys’ fees) incurred by such person in defending any such Proceeding in advance of its final disposition.

57

Section 3. Actions Initiated Against The Corporation.  Anything in Section 1(a) or Section 2(a) of this Article VI to the contrary notwithstanding, except as provided in Section 5(b) of this Article VI, with respect to a Proceeding initiated against the Corporation by a person who is or was a director or officer of the Corporation (whether initiated by such person in or by reason of such capacity or in or by reason of any other capacity, including as a director, officer, employee, or agent of Another Enterprise), the Corporation shall not be required to indemnify or to advance expenses (including attorneys’ fees) to such person in connection with prosecuting such Proceeding (or part thereof) or in defending any counterclaim, cross-claim, affirmative defense, or like claim of the Corporation in such Proceeding (or part thereof) unless such Proceeding was authorized by the Board of Directors of the Corporation.

Section 4. Contract Rights.  The rights to indemnification and advancement of expenses conferred upon any current or former director or officer of the Corporation pursuant to this Article VI (whether by reason of the fact that such person is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise) shall be contract rights, shall vest when such person becomes a director or officer of the Corporation, and shall continue as vested contract rights even if such person ceases to be a director or officer of the Corporation. Any amendment, repeal, or modification of, or adoption of any provision inconsistent with, this Article VI (or any provision hereof) shall not adversely affect any right to indemnification or advancement of expenses granted to any person pursuant hereto with respect to any act or omission of such person occurring prior to the time of such amendment, repeal, modification, or adoption (regardless of whether the Proceeding relating to such acts or omissions, or any proceeding relating to such person’s rights to indemnification or to advancement of expenses, is commenced before or after the time of such amendment, repeal, modification, or adoption), and any such amendment, repeal, modification, or adoption that would adversely affect such person’s rights to indemnification or advancement of expenses hereunder shall be ineffective as to such person, except with respect to any threatened, pending, or completed Proceeding that relates to or arises from (and only to the extent such Proceeding relates to or arises from) any act or omission of such person occurring after the effective time of such amendment, repeal, modification, or adoption.

Section 5. Claims.  (a) If (X) a claim under Section 1(a) of this Article VI with respect to any right to indemnification is not paid in full by the Corporation within sixty (60) days after a written demand has been received by the Corporation or (Y) a claim under Section 2(a) of this Article VI with respect to any right to the advancement of expenses is not paid in full by the Corporation within twenty (20) days after a written demand has been received by the Corporation, then the person seeking to enforce a right to indemnification or to an advancement of expenses, as the case may be, may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.

(b) If successful in whole or in part in any suit brought pursuant to Section 5(a) of this Article VI, or in a suit brought by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the person seeking to enforce a right to indemnification or an advancement of expenses hereunder or the person from whom the Corporation sought to recover an advancement of expenses, as the case may be, shall be entitled to be paid by the Corporation the reasonable expenses (including attorneys’ fees) of prosecuting or defending such suit.

(c) In any suit brought by a person seeking to enforce a right to indemnification hereunder (but not a suit brought by a person seeking to enforce a right to an advancement of expenses hereunder), it shall be a defense that the person seeking to enforce a right to indemnification has not met any applicable standard for indemnification under applicable law. With respect to any suit brought by a person seeking to enforce a right to indemnification or right to advancement of expenses hereunder or any suit brought by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), neither (i) the failure of the Corporation to have made a determination prior to commencement of such suit that indemnification of such person is proper in the circumstances because such person has met the applicable standards of conduct under applicable law, nor (ii) an actual determination by the Corporation that such person has not met such applicable standards of conduct, shall create a presumption that such person has not met the applicable standards of conduct or, in a case brought by such person seeking to enforce a right to indemnification, be a defense to such suit.

58

(d) In any suit brought by a person seeking to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the burden shall be on the Corporation to prove that the person seeking to enforce a right to indemnification or to an advancement of expenses or the person from whom the Corporation seeks to recover an advancement of expenses is not entitled to be indemnified, or to such an advancement of expenses, under this Article VI or otherwise.

Section 6. Determination of Entitlement to Indemnification.  Any indemnification required or permitted under this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met all applicable standards of conduct set forth in this Article VI and Section 145 of the DGCL. Such determination shall be made, with respect to a person who is a director or officer of the Corporation at the time of such determination, (i) by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum; (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the stockholders. Such determination shall be made, with respect to any person who is not a director or officer of the Corporation at the time of such determination, in the manner determined by the Board of Directors (including in such manner as may be set forth in any general or specific action of the Board of Directors applicable to indemnification claims by such person) or in the manner set forth in any agreement to which such person and the Corporation are parties.

Section 7. Non-Exclusive Rights.  The indemnification and advancement of expenses provided in this Article VI shall not be deemed exclusive of any other rights to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Section 8. Insurance.  The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI or otherwise.

Section 9. Severability.  If any provision or provisions of this Article VI shall be held to be invalid, illegal, or unenforceable for any reason whatsoever: (1) the validity, legality, and enforceability of the remaining provisions of this Article VI (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal, or unenforceable, that is not itself held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VI (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

Section 10. Miscellaneous.  For purposes of this Article VI: (a) references to serving at the request of the Corporation as a director or officer of Another Enterprise shall include any service as a director or officer of the Corporation that imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan; (b) references to serving at the request of the Corporation as a employee or agent of Another Enterprise shall include any service as an employee or agent of the Corporation that imposes duties on, or involves services by, such employee or agent with respect to an employee benefit plan; (c) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation; and (d) references to a director of Another Enterprise shall include, in the case of any entity that is not managed by a board of directors, such other position, such as manager or trustee or member of the governing body of such entity, that entails responsibility for the management and direction of such entity’s affairs, including, without limitation, general partner of any partnership (general or limited) and manager or managing member of any limited liability company.”

59

Financial Statements and Supplementary Data

The financial statements of ZGP are attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The information set forth under “Item 4.01. Changes in Registrant’s Certifying Accountant” of this Current Report on Form 8-K is incorporated herein by reference.

Financial Statements and Exhibits

The financial statements of ZGP are attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.02. Results of Operations and Financial Condition.

Reference is made to the information set forth under Items 2.01 and 9.01 of this Current Report on Form 8-K concerning financial information of ZGP, which is incorporated herein by reference.

Item 2.05 Costs Associated with Exit or Disposal Activities.

Management of the Company has determined that certain operational and cost efficiencies can be achieved through the termination of ZAIS’s operations in Shanghai and the transfer of certain functions to its headquarters in Red Bank, New Jersey. Consequently, on March 20, 2015, the Company’s Board of Directors authorized the termination of ZAIS’s operations in Shanghai. It is anticipated that normal course operations will cease by the end of the second quarter of 2015. The Company anticipates that the cost of discontinuing operations in Shanghai will not exceed $2.1 million, including up to $900,000 of severance payments to ZAIS' employees in Shanghai and up to $650,000 in lease termination costs. The Company anticipates that the termination of ZAIS’s activities in Shanghai will result in the termination of 34 employees.

Item 3.02 Unregistered Sales of Equity Securities.

As described in Item 2.01 above, on March 17, 2015, ZGP issued to the Company 13,870,917 Class A Units in exchange for the Company’s contribution of approximately $78.2 million. On the same date, ZGP issued 7,000,000 Class A Units to the Founder Members in replacement of the units of limited liability company interest they held prior to the amendment and restatement of the LLC Agreement. Also on March 17, 2015, the Board of Directors of the Company approved, on behalf of the Company acting as Managing Member of ZGP, the issuance of 1,600,000 Class B-0 Units of ZGP to executive officers (not including Christian Zugel) and certain employees of ZAIS Group. Subject to the terms and conditions of the Investment Agreement, the LLC Agreement and the Exchange Agreement, the Class A Units and the Class B-0 Units are exchangeable for shares of Class A Common Stock of the Company. Each of the offerings referred to above was exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, as transactions not involving a public offering.

Item 3.03. Material Modification to Rights of Security Holders.

On March 17, 2015, the Company filed a second amended and restated certificate of incorporation with the Secretary of State of the State of Delaware. The material terms of the second amended and restated certificate of incorporation and the general effect upon the rights of holders of the Company’s capital stock are included in the Proxy Statement under the section entitled “Proposal No. 2—Approval of the Second Amended and Restated Certificate of Incorporation” beginning on page 145, which is incorporated by reference herein.

A copy of the second amended and restated certificate of incorporation is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 4.01. Changes in Registrant’s Certifying Accountant.

Change of the Company’s Independent Registered Public Accounting Firm

60

On March 17, 2015, in connection with the closing of the Business Combination, we engaged KPMG LLP, ZGP’s independent registered public accounting firm prior to the Business Combination, as our independent registered public accounting firm to audit the combined company’s financial statements. Our board of directors approved the change of accountants to KPMG LLP. Accordingly, on March 19, 2015, McGladrey LLP (“McGladrey”), HF2’s independent accountant prior to the Business Combination, was informed that it had been dismissed as our independent registered public accounting firm.

During the two fiscal years ended December 31, 2014 and 2013 and the subsequent interim period through March 19, 2015, there were no: (1) disagreements with McGladrey, which disagreements if not resolved to its satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with its report, or (2) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The audit report of McGladrey on the balance sheets, statements of operations, stockholders’ equity and cash flows of HF2 for the years ended December 31, 2014 and 2013 did not contain any adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except for an explanatory paragraph relating to HF2's ability to continue as a going concern.

A letter from McGladrey is attached as Exhibit 16.1 to this Current Report on Form 8-K.

During the last two fiscal years and subsequent interim periods preceding its engagement, KPMG LLP was not consulted on any matter relating to the application of accounting principles with respect to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements.

Item 5.01. Changes in Control of the Registrant.

The information set forth under “Introductory Note” and Items 1.01 and 2.01 above is incorporated in this Item 5.01 by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 2.01 under the caption “Directors and Executive Officers” is incorporated in this Item 5.02 by reference.

As discussed above in Item 3.02, the Board of Directors approved the issuance of Class B-0 Units to our named executive officers (not including Christian Zugel). Mr. Szymanski received 163,265 Class B-0 Units and Mr. Steinberg received 65,306 Class B-0 Units.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 3.03 above is incorporated in this Item 5.03 by reference.

In connection with the closing of the Business Combination, the board of directors of the Company adopted our amended and restated bylaws. A copy of the amended and restated bylaws is filed as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated herein by reference, and the foregoing description of the Amended and Restated Bylaws is qualified in its entirety by reference thereto.

Item 5.06. Change in Shell Company Status.

As a result of the Business Combination, which fulfilled the definition of an initial business combination as required by HF2’s amended and restated certificate of incorporation, the Company ceased to be a shell company as of the Closing Date. The material terms of the Business Combination are described in the Proxy Statement in the section entitled “Proposal No. 1—Approval of the Business Combination” beginning on page 104, which is incorporated herein by reference.

Item 8.01 Other Events.

On March 17, 2015, the Company issued a press release announcing the closing of the Business Combination. A copy of the press release is included as Exhibit 99.3 to this Current Report on Form 8-K and is incorporated herein by reference.

61

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired

The financial statements of ZGP included in the Proxy Statement/Prospectus are included as Exhibit 99.1 to this Current Report on Form 8-K and are incorporated herein by reference.

(b) Pro forma financial information

The unaudited pro forma condensed combined financial information of the Company as of and for the year ended December 31, 2014 is attached as Exhibit 99.2 hereto and incorporated herein by reference.

(d) Exhibits

The Exhibit Index following the signature page below is incorporated herein by reference.

62

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ZAIS Group holdings, INC.

Dated: March 23, 2015	By:	/s/ Michael F. Szymanski
Name: Michael F. Szymanski
Title: Chief Executive Officer, President and Director

63

EXHIBIT INDEX

Exhibit No.	Document
2.1*	Investment Agreement, dated as of September 16, 2014, by and among ZAIS Group Holdings, Inc. (the “Company”), ZAIS Group Parent, LLC (“ZGP”), and the members of ZGP, as amended on October 31, 2014 and March 5, 2015 (incorporated by reference to Annex A to the Company’s Definitive Proxy Stated on Schedule 14A (File No. 001-35848), filed with the United States Securities and Exchange Commission (“SEC”) on January 16, 2015))
2.2	Second Amendment to Investment Agreement, dated as of March 4, 2015, by and among HF2 Financial Management Inc., ZGP and the members of ZGP (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K (File No. 001-35848), filed with the SEC on March 4, 2015).
3.1	Second Amended and Restated Certificate of Incorporation of the Company
3.2	Amended and Restated Bylaws of the Company.
4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (File No. 333-186264), filed with the SEC on March 18, 2013).
4.2	Specimen Class B Common Stock Certificate (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-186264), filed with the SEC on February 26, 2013).
9.1	Voting Trust Agreement, dated as of March 17, 2015, by and among Christian M. Zugel, Laureen Lim, Sonia Zugel, Family Trust u/ Christian M. Zugel 2005 GRAT, Zugel Family Trust, Christian M. Zugel, as trustee, and the Company.
10.1	Amended and Restated Limited Liability Company Agreement of ZGP, entered into as of March 17, 2015.
10.2	Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement of ZGP, entered into as of March 20, 2015.
10.3	Exchange Agreement, dated as of March 17, 2015, by and among the Company, ZGP, the Company Unitholders (as defined therein) and Christian M. Zugel, as trustee (solely in his capacity as the trustee) of the ZGH Class B Voting Trust.
10.4	Registration Rights Agreement, dated as of March 17, 2015, by and among the Company and the Holders (as defined therein).
10.5	Tax Receivable Agreement, dated as of March 17, 2015, by and among the Company and the parties signatory thereto.
10.6	ZAIS Group Holdings, Inc. 2015 Stock Incentive Plan (incorporated by reference to Annex F of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on January 16, 2015).
10.7	Letter Agreement, dated March 21, 2013, between R. Bruce Cameron and the Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-35848), filed with the SEC on March 27, 2013).
10.8	Letter Agreement, dated March 21, 2013, between Broad Hollow LLC and the Company (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K (File No. 001-35848), filed with the SEC on March 27, 2013).
10.9	Letter Agreement, dated March 21, 2013, between Broad Hollow Investors LLC and the Company (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K (File No. 001-35848), filed with the SEC on March 27, 2013).
10.10	Form of Stock Escrow Agreement by and among the Company, Continental Stock Transfer & Trust Company and the Initial Stockholders identified therein (incorporated by reference to Exhibit 10.3 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-186264), filed with the SEC on February 26, 2013).
10.11	Form of Registration Rights Agreement by and among the Company, EarlyBirdCapital, Inc. and the investors signatory thereto (incorporated by reference to Exhibit 10.6 to Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-186264), filed with the SEC on March 21, 2013).
10.12	Consulting Agreement, dated March 17, 2015, between ZGP and RQSI Ltd.
10.13+	Incentive Agreement, dated as of February 26, 2013, between ZAIS Group, LLC and Michael Szymanski.
10.14+	Incentive Agreement, dated as of December 19, 2013, between ZAIS Group, LLC and Michael Szymanski.
10.15+	Incentive Agreement, dated December 19, 2013, between ZAIS Group, LLC and Christian Zugel.
10.16+	Non-Competition, Non-Solicitation, Confidentiality and Intellectual Property Agreement between ZAIS Group, LLC and Michael Szymanski.

64

10.17	Promissory Note, dated March 17, 2015, in favor of EarlyBirdCapital, Inc.
10.18	Promissory Note, dated March 17, 2015, in favor of Sidoti & Company LLC.
10.19	Incentive Fee Agreement, dated March 4, 2015, between ZGP and Neil Ramsey.
10.20	Form of Restricted Unit Award Agreement.
14.1	Code of Business Conduct and Ethics (incorporated by reference to Exhibit 14 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (File No. 333-186264), filed with the SEC on March 18, 2013).
16.1	Letter from McGladrey LLP to the SEC, dated March 23, 2015.
21.1	List of Subsidiaries.
99.1	Audited Financial Statements of ZGP for the Fiscal Year Ended December 31, 2014.
99.2	Unaudited Pro Forma Condensed Combined Financial Information for the Company as of December 31, 2014 and for the year ended December 31, 2014.
99.3	Press Release, dated March 17, 2015.

*The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

+ Management compensatory contract.

65